As filed with the Securities and Exchange Commission on August 3, 2001
                                                    Registration No. 333 - 45678


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------

                             WEDGE NET EXPERTS, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

      California                      7379                     33-0875030
-----------------------     -------------------------     ---------------------
(State or jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
  of incorporation or       Classification Code Number)     Identification No.)
     organization)
                               __________________

                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                               Gregory M. Walters
                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
           -----------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all correspondence to:

                               PATRICIA CUDD, ESQ.
                                Cudd & Associates
                        1120 Lincoln Street, Suite #1507
                             Denver, Colorado 80203
                            Telephone: (303) 861-7273

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                 --------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           --------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           --------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
                                  Proposed      Proposed
Title of Each       Dollar        Maximum       Maximum
Class of            Amount        Offering      Aggregate     Amount of
Securities          to Be         Price Per     Offering      Registration
to Be               Registered    Share*        Price*        Fee
Registered
-----------------------------------------------------------------------------
Common Stock,
  $.001 par value   $  150,000    $     .05     $  150,000     $      37.50
-----------------------------------------------------------------------------

 TOTAL                                          $  150,000     $      37.50
-----------------------------------------------------------------------------

     * Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             WEDGE NET EXPERTS, INC.

                               ------------------
                 Cross Reference Sheet Pursuant to Rule 404 (c)
                  Showing Location in Prospectus of Information
                         Required by Items of Form SB-2


Item                                                         Heading or
Number                  Caption                        Location in Prospectus
------   ----------------------------------------      ----------------------
1.       Front of Registration Statement and Outside
         Front Cover of Prospectus..................   Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages
         of Prospectus..............................   Inside Front Cover Page;
                                                       Outside Back Cover Page

3.       Summary Information and Risk Factors.......   Prospectus Summary; Risk
                                                       Factors

4.       Use of Proceeds............................   Prospectus Summary; Use
                                                       of Proceeds

5.       Determination of Offering Price...........    Outside Front Cover Page;
                                                       Inside Back Cover Page;
                                                       Risk Factors; Plan of
                                                       Offering

6.       Dilution..................................    Dilution

7.       Selling Security Holders..................    Inapplicable

8.       Plan of Distribution .....................    Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page;
                                                       Prospectus Summary;
                                                       Plan of Offering

9.       Legal Proceedings..........................   Business - Legal
                                                       Proceedings

10.      Directors, Executive Officers, Promoters and
         Control Persons............................   Management - Executive
                                                       Officers and Directors

11.      Security Ownership of Certain Beneficial
         Owners and Management......................   Principal Shareholders

12.      Description of Securities..................   Prospectus Summary;
                                                       Description of Securities
                                                       - Description of Capital
                                                       Stock - Description of
                                                       Common Stock

13.      Interest of Named Experts and Counsel......   Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................   Inapplicable

15.      Organization Within Last Five Years........   Plan of Operation

16.      Description of Business....................   Business

17.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page

18.      Description of Property....................   Business - Facilities

19.      Certain Relationships and Related
         Transactions...............................   Certain Transactions

20.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page

21.      Executive Compensation.....................   Management - Executive
                                                       Compensation

22.      Financial Statements.......................   Financial Statements

23.      Changes in and Disagreements With
         Accountants on Accounting and Financial
         Disclosure.................................   Inapplicable

                  Preliminary Prospectus Dated August __, 2001



SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. We may complete or amend this preliminary prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                        3,000,000 Shares of Common Stock
                        Minimum Investment - 2,000 Shares


                             WEDGE NET EXPERTS, INC.

     This prospectus relates to an aggregate of 3,000,000 shares of common stock of Wedge Net Experts, Inc., offered at $.05 per share. There is no public market for the common stock and no assurance that a public market will develop by reason of this offering.

     See "Risk Factors" on pages 3 to 13.

     Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities, endorsed the merits of this offering or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



================================================================================
============
                                               Price           Selling
Proceeds to
                                              to Public       Commissions(1)
  Wedge Net
--------------------------------------------------------------------------------
------------
Per Share                                   $    .05            $-0-
$    .05
--------------------------------------------------------------------------------
------------
Total Minimum                               $ 29,000            $-0-
$ 18,000
--------------------------------------------------------------------------------
------------
Total Maximum                               $139,000            $-0-
$128,000
--------------------------------------------------------------------------------
------------



NOTES:

     We will offer the shares of common stock directly to the public through our executive officers and directors. We will not pay any selling commissions or other compensation on sales of shares of common stock by our executive officers and directors.


     Our executive officers and directors will offer the shares of common stock on a "$40,000 minimum - $150,000 maximum" basis. There is no assurance that any or all of the shares of common stock will be sold. We will transmit all proceeds from subscriptions to purchase the first 800,000 shares of common stock by noon of the next business day following receipt to an escrow account at FirstBank of Littleton, N.A. Subscribers have no right to the return of their funds during the term of the escrow period. If we do not receive subscriptions for at least 800,000 shares of common stock within 90 days from the date of this prospectus, we will refund the escrowed funds promptly to subscribers, without deduction or interest. Management, in its sole discretion, may extend the offering period for up to an additional 90 days. After we have received proceeds from the sale of 800,000 shares of common stock, we may continue the offering without any escrow or refund provisions until all 3,000,000 shares of common stock are sold, the expiration of 90 days from the date of this prospectus unless extended as described above or until we elect to terminate the offering, whichever occurs first.

                The date of this prospectus is __________, 2001.

                               PROSPECTUS SUMMARY

The Company

     We propose to develop and market computer and Internet consulting and technical assistance and support services, and provide access to an international database of computer, software, Internet and related information via a web site on the Internet currently under development. Further, we intend to assemble a provider network of expert consultants; however, this will not be possible until we raise capital in addition to the funds available from this offering and/or achieve profitable operations, if ever. We were organized on September 21, 1999, and are in the early stage of development. Our total sales were $90 and our net loss was $(19,331) for the period from inception through December 31, 2000. Our offices are located at 1706 Winding Ridge Road, Knoxville, Tennessee 37922. Our telephone and facsimile number is (865) 694-6468.

The Offering

Shares of common stock offered
by this prospectus....................        3,000,000 shares of common stock

Selected Financial Information

     We were only recently organized and, accordingly, only recently commenced operations in our proposed business of developing, marketing and providing computer and Internet consulting, technical assistance and support and informational services to businesses, educational institutions and governmental agencies, primarily, via our web site and online database. No assurance can be given that we will ever generate earnings from our proposed business.

Summary Balance Sheet Data:
--------------------------
                                           As of
                                       April 30, 2001
                                       --------------
Working Capital                            $4,624
Total Assets                               $6,513
Total Liabilities                          $1,889
Total Shareholders' Equity                $14,154


Summary Operating Data:
----------------------



Inception
                                    Four Months Ended     Year Ended
through
                                      April 30, 2001   December 31, 2000   April
30, 2001
                                    -----------------  -----------------
--------------

Net Loss                               $(5,346)           $(16,288)
$(25,227)
Basic and Diluted Loss Per Share       $     *            $      *
Basic and Diluted Weighted Average
  Common Shares Outstanding            3,800,000          3,216,667
------------------

        *Less than $.01 per share.

                                  RISK FACTORS

     The purchase of the shares of common stock being offered pursuant to this prospectus is speculative and involves a high degree of risk. Before making an investment decision, prospective investors should carefully consider, along with other matters referred to in this prospectus, the following risk factors, which have set forth all of our material risks inherent in and affecting our business and this offering:

Risk Factors Related to Our Business

We are a development-stage company with limited prior business operations and we may not be able to establish ourselves as a going concern.

     Upon completion of our web site, we will be an online computer and Internet consulting business in the early development stage and must be considered promotional. The likelihood of our success must be considered in light of our stage of development and the fact that our business plan of providing online computer and Internet consulting, technical assistance and informational services to businesses, educational institutions and governmental agencies is neither conventional nor proven. As of the date of this prospectus, we have only two existing customers, and a limited number of prospective customers, for our consulting and information services and we cannot be certain that we will be successful in identifying and obtaining customers in the future. We have only limited operating history on which you can base an evaluation of our business and prospects. Our efforts, since inception, have been allocated primarily to the following:

     *    Organizational activities;

     *    Developing a business plan;

     *    Providing interim funding; and

     *    Establishing a web site on the Internet.

     In order to establish ourselves as a going concern, we are dependent upon the anticipated proceeds of this offering, the receipt of additional funds from other sources to continue business operations and/or the achievement of profitable operations. You should be aware of the increased risks, uncertainties, difficulties and expenses we face as an online business with limited operating history in a new and rapidly evolving market. We cannot be certain that our business strategy will be successful.

We have realized very limited revenue and no earnings, and we may not be able to achieve profitable operations in the future.


     We only recently began providing computer and Internet consulting, technical assistance and informational services, and have yet to achieve meaningful revenue or complete the development of our web site and database so as to become operational online. As of the date of this prospectus, we have only two existing, and a number of prospective, customers. Because of the limited proceeds of this offering, no funds will be available to pay expert consultants. We realized a net loss of $(5,346), $(16,288) and $(25,227) for the four months ended April 30, 2001, the year ended December 31, 2000, and the period from inception through April 30, 2001, respectively. We cannot be certain that we will achieve profitable operations in the future from online computer and Internet consulting and technical assistance and support. Our ability to increase the level of our revenues will be dependent on a number of factors, including the following:

     * Our ability to complete our web site and keep it operational;

     * Our ability to assemble, maintain and enhance our international database of computer, software, Internet and related information;

     * Our ability to retain university and college professors, authors and others involved in cutting-edge technologies in each of the computer, software, Internet and related fields to serve as our network of service providers;

     * The success of brand building and marketing campaigns;

     * The continued increase in the use of the Internet and the growth of electronic commerce;

     * Consumer confidence in the security of transactions on our web site;

     * Our ability to upgrade and develop our systems and infrastructure to accommodate growth;

     * The availability and reasonable cost of advertising in traditional media and on other web sites; and

     * Favorable general economic conditions specific to the Internet and electronic commerce industries.

     Our success in the business of providing online computer and Internet consulting and technical assistance and support is dependent upon our achieving profitable operations or obtaining additional financing to enable us to fully implement our business plan. We cannot be certain that we will be able to obtain additional debt and/or equity financing from this or other securities offerings or otherwise. During the development stage of our operations, the revenues generated from operations can be expected to be insufficient to cover expenses.

Our business concept is unproven and, as a result, we may experience difficulties that could delay or prevent our success.

     Our business plan of amassing an international database of computer, software, Internet and related information and retaining expert consultants for the purpose of developing, marketing and providing related consulting, technical support and informational services to prospective business, educational institution and government agency customers is unproven. It is not possible to predict presently the life cycle of any of our proposed services. Broad acceptance of these proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of our proposed consulting, technical assistance and information services.

     We expect significant increases in our costs and expenses to result in continuing losses for at least the next year, which, in turn, may cause a dramatic change in our business plan or the sale, merger or bankruptcy of our business.

     We have a history of losses and we have not achieved profitability. We have incurred net losses of $(25,227) through the date of this prospectus. We cannot be certain that we will obtain enough customer traffic or a high enough volume of service fees to generate sufficient revenue and achieve profitability. We believe that we will continue to incur operating and net losses for at least the next year, and possibly longer, and that the rate at which we incur these losses will increase significantly from current levels. We intend to increase our costs and expenses substantially as we:

     * Further develop our Internet web site.

     * Develop our information database;

     * Employ expert consultants;

     * Increase our sales and marketing activities; and

     * Increase our general and administrative functions to support our growing operations.

     We may find that these efforts will be more expensive than we currently anticipate or that these efforts may not result in proportional increases in our revenues, which would further increase our losses.

     We have limited assets and working capital and minimal shareholders' equity and, if our financial condition does not improve, we will cease operations and our shareholders will lose their entire investment.


     As of April 30, 2001, we had total assets of $16,043, including $5,913 in cash, prepaid expenses of $600 and equipment of $9,530. Our working capital and total shareholders' equity as of April 30, 2001, were $4,624 and $14,154, respectively. Accordingly, we have only very limited assets and financial resources, including working capital. Mr. Gregory M. Walters, the President and Chairman of the Board of Directors of Wedge Net, contributed services valued at $2,800 in consideration for 2,800,000 shares of common stock. During the period from December 1999, through July 2000, we borrowed an aggregate of $50,000 from four persons who converted the loans, in August 2000, into a total of 1,000,000 shares of common stock. After this offering, which, if completed, will yield net proceeds of a minimum of approximately $29,000 and a maximum of approximately $139,000, our working capital may be dissipated by current liabilities. We cannot be certain that our financial condition will improve. We believe that the proceeds of this offering, together with revenue from operations, will be sufficient to implement our business plan on a limited scale over the next year. However, we do not expect to continue in operation after the expiration of one year from the closing of this offering unless we achieve profitable operations and/or obtain additional capital. In order to obtain additional equity financing, we may be required to dilute the interest of existing shareholders or forego a substantial interest in our revenues, if any.


     We may not succeed in establishing the wedge net brand, which would adversely affect customer acceptance and our revenues.

     The online market for computer and Internet consulting services and technical assistance and support is in the early stage and competitive in nature. We may lose the opportunity to build a critical mass of customers if we do not establish our brand quickly. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand, we will incur substantial expense in our advertising efforts on radio and in magazines and other forms of traditional media, together with advertising on web sites that we believe our customers are likely to visit. We will also incur substantial expense in our efforts to enter into strategic alliances with online and more traditional companies that we believe will promote our brand and drive customers to our web site. Ultimately, we will also need to expend funds to attract and train customer service personnel and to develop content to help build our brand and attract customers to our web site. We will incur additional losses if these brand promotion activities do not yield increased revenues.


     Our computer/Internet consulting, informational and technical support services are not yet available online and we have a provider network of only a limited number of consultants; thus limiting us to the provision of person-to-person consulting and technical assistance to a small number of customers until we receive funding from this offering and/or other sources and, in turn, hindering us from implementing our business plan and realizing significant revenue and profits.

     Our web site and database on the Internet are not yet fully developed. We cannot be certain that the net proceeds anticipated from this offering allocated for web site development and the purchase of computer equipment will enable us to complete the web site and a limited international database of computer, software, Internet and related information and commence servicing customers online. Because of the limited capital available to us from this offering, we are unable to allocate any funds for the purpose of retaining university and college professors, authors and others to serve as our expert consultants to provide information, answer questions and solve problems online. Accordingly, for the foreseeable future, we will depend upon revenue from operations to compensate these individuals, including the six individuals currently working with us, for their time on an hourly basis. Wedge Net's operating revenue is not expected to be sufficient for the foreseeable future to enable us to attract a large number of individuals of high caliber or the high profile consultants associated with published works who are expected to be critical to our achievement of long-term success. Therefore, in order to assemble the desired provider network of expert consultants, we will be required to raise significant capital from equity and/or debt financing in addition to the funds anticipated from this offering and/or realize significant profits from operations. We cannot be certain that these funds will be available in the future.


     We depend on our ability to build and maintain relationships with a provider network of expert consultants at acceptable compensatory rates and, if we fail to build and maintain these relationships, our reputation, the Wedge Net brand and the results of our operations may be harmed.

     Our business strategy depends on developing and maintaining a network of independent consultants, consisting of various experts in computers, software, Internet and related areas, who will provide real-time, online consulting services, information and solutions. We do not presently have the sizeable cash resources necessary to establish or maintain the expert provider network believed to be essential to our commercial success. Further, our arrangements with these individuals, and potential arrangements or contracts with others, will not guarantee the availability or quality of services, establish guaranteed rates or provide for the continuation of particular compensation arrangements. Any consultant may not continue to provide his services to us at initial rates or at all, and we may not be able to establish new relationships with consultants to ensure delivery of comparable services on terms acceptable to us. If the quality of services provided by our consultants falls below our customers' expectations, we may lose customers. In addition, contracts with consultants may not restrict them from providing services to our competitors, online and otherwise, which could limit our ability to supply the services requested by our customers. Our failure to deliver superior online, real-time consulting and informational services and technical assistance and support to our customers in a timely and accurate manner, and at acceptable rates, would harm our reputation, the Wedge Net brand and our results of operations.

     Because our executive officers and directors are our only three employees, devote 50% or less of their time to our business and are not bound by employment agreements, we may not be able to achieve profitability or maintain our operations with the limited time commitment of these individuals and we may realize serious harm if Messrs. Gregory M. Walters or Donald R. Brady leave.

     Except for Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, our executive officers and directors, we have no personnel whatsoever. For the foreseeable future, we have no plans to employ any other personnel. Accordingly, we rely upon the continued service and performance of our executive officers and directors, who are expected to receive little or no monetary compensation for the foreseeable future. Our future success depends on our retention of Messrs. Walters and Brady, neither of whom is bound by an employment agreement. As a result, either individual could leave with little or no prior notice. If we lost the services of either Messrs. Walters or Brady, our business could be seriously harmed. Ms. Walters has no prior experience in our proposed business. Mr. Brady's prior business experience in the conception, design and deployment of intelligent transportation border crossing systems and trade data and commercial vehicle information systems, while computer-related and technical in nature, differs from the computer and Internet consulting, technical support and informational services that we propose to develop and market. While Messrs. Walters and Brady expect to devote approximately 50% and approximately 20%, respectively, of their time and effort to the Company, Ms. Walters will devote only so much of her time as is required to attend meetings of the Board of Directors. The computer and Internet-related services that we propose to offer involve complicated business determinations requiring qualitative and subjective evaluations by management and/or others. While we have no plans to retain any other personnel for the foreseeable future, we hope to obtain the funds necessary to compensate a proposed provider network of expert consultants. Reliance by management upon services of outside consultants or independent contractors will subject us to additional risks associated with the ability and technical competence of these persons, their availability and the cost of obtaining their services.

We must enter into strategic relationships to help promote our web site and, if we fail to develop, maintain or enhance these relationships, we may not be able to attract and retain customers, build our Wedge Net brand and enhance our sales and marketing capabilities.

     We believe that our ability to attract customers, facilitate broad market acceptance of our services and the Wedge Net brand and enhance our sales and marketing capabilities depends on our ability to develop and maintain strategic relationships with other web sites and portals that can drive customer traffic to our web site. If we are unsuccessful in developing or maintaining these relationships, or if the relationships do not assist us in attracting or retaining customers, it may be difficult to grow our business. As of the date of this prospectus, our web site is under development and we have no strategic relationships to help promote our web site.

Our executive officers and directors have conflicts of interest as a result of their positions with other companies and non-arm's length transactions with Wedge Net that may have a negative impact on our operations and prospective shareholders.

     All three of our executive officers and directors, including Messrs. Gregory M. Walters and Donald R. Brady, are employed full time by other companies. Because of this and the limited amount of time and effort these individuals are able to devote to our business, existing and potential continuing conflicts of interest, including time, effort and corporate opportunity, are inherent in their acting as our executive officers and directors. Mr. Gregory M. and Ms. Dana E. Walters have engaged in non-arm's length transactions with Wedge Net, including, among others, Mr. Walters' acquisition of 2,800,000 shares, representing 73.7% of our outstanding shares, of common stock for services valued at $2,800. Messrs. Walters and Brady and Ms. Walters have agreed that they will not act, during any period in which they serve as our executive officers or directors, as an officer or director of any other company, whether private or public, engaged in any aspect of our business of providing online computer and Internet consulting, technical support and informational services.

Governmental regulation of the Internet and data transmission over the Internet may negatively affect our customers and result in a decrease in demand for our services, which would cause a decline in our sales.

     Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The U.S. Congress recently passed Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing privacy, libel and taxation apply to web sites such as ours. The delays that these governmental processes entail may cause order cancellations or postponements of product purchases by our customers, which would seriously harm our business. The rapid growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to Internet business could result in a decrease in demand for our products, which would cause a decline in our revenues.

Risk Factors Related to This Offering


There is no public market for our common stock and, if a public market fails to develop or be sustained, then investors may be unable to sell, and therefore lose their investments in, the shares of common stock.


     There is no public market for our common stock and there is no assurance that a public market will develop as a result of this offering or, if developed, that it will be sustained. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans. The common stock will be traded, if at all, in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc., and possibly on the electronic Bulletin Board. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid.

The proceeds of this offering may be inadequate to sustain our continued operation.

     The minimum and maximum net proceeds of this offering are $29,000 and $139,000, respectively, and, therefore, are sufficient to conduct only a limited amount of activity. Particularly if only the minimum number of shares of common stock being offered is sold, our continued operation will be dependent on our ability to generate operating revenue or procure additional financing. There is no assurance that any revenue will be generated or that any additional financing can be obtained on terms favorable to us.

A total of 3,000,000 shares, or 44.1%, of our total outstanding shares after the offering will be immediately resaleable without restriction and a total of 3,800,000 shares, or 55.9%, of our total outstanding shares after the offering are restricted from immediate resale, but may be sold into the market pursuant to Rule 144; which sales may depress our stock price.

     A total of 3,000,000 shares being offered by Wedge Net in this offering will be available for resale immediately after the effectiveness of this offering. The balance of 3,800,000 shares of common stock held by our current shareholders, including an aggregate of 2,800,000 shares held by Mr. Gregory M. Walters, Wedge Net's President and Chairman of the Board of Directors, became eligible for resale pursuant to Rule 144 commencing in September 2000. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. After this offering, we will have 6,800,000 shares of common stock outstanding, including 3,000,000 shares that we are selling in this offering, which may be resold immediately in the public market. The remaining 3,800,000 shares are eligible for resale in the public market pursuant to Rule 144.

There is no guarantee that we will be able to raise the necessary funds in this offering or that additional funds will be available to us when we need them and, if financing is unavailable, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy.

     Based on our current projections, we will need to raise funds after the expiration of one year from the closing of this offering through the issuance of equity, equity-related or debt securities in addition to the funds we are raising in this offering. However, there is no guarantee that we will be able to raise the funds in this offering, which are necessary to maintain our business for the following year. We cannot be certain that additional capital will be available to us on favorable terms when required, or at all. If this additional financing is not available to us, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy. In addition, our issuance of equity or equity-related securities will dilute the ownership interest of existing shareholders and our issuance of debt securities could increase the risk or perceived risk of our company. Any of these actions could cause our stock price to fall.


                         DETERMINATION OF OFFERING PRICE

     There is no established public market for the common stock being offered by this prospectus. We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of Wedge Net's value.

                             ADDITIONAL INFORMATION

     We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by Wedge Net. This prospectus does not constitute an offer or solicitation in any jurisdiction in which the offer or solicitation would be unlawful. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered by this prospectus with the U.S. Securities and Exchange Commission in Washington, D.C. This prospectus does not contain all of the information included in the registration statement. For further information regarding both Wedge Net and the shares of common stock offered by this prospectus, reference is made to the registration statement, including all exhibits thereto, which may be inspected at the Commission's Washington, D.C., office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Public Reference Room upon request and payment of the prescribed fee. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov.

     We intend to furnish our shareholders, after the close of each fiscal year, an annual report that will contain financial statements that will be examined by independent public accountants and a report thereon, with an opinion expressed, by our independent public accountants. We may furnish to shareholders unaudited quarterly or semi-annual reports. In addition, we will file any reports required by the Commission; which reports are public documents.

     The offering of shares of common stock by us is subject to approval of certain legal matters by Cudd & Associates, counsel for Wedge Net. We may not modify the terms of the offering described in the prospectus without amending the registration statement of which this prospectus is a part.


                                    DILUTION

     The following table, which assumes the completion of this offering by the sale of a minimum of 800,000, to a maximum of 3,000,000, shares of common stock for proceeds of a minimum of $40,000 to a maximum of $150,000, illustrates the per share dilution. The table takes into account the estimated unpaid expenses of the offering in the amount of $11,000.

                                                              Minimum    Maximum
                                                              -------    -------
Per Share Dilution

Initial public offering
   price per share ......................................        $.05      $.05

Net tangible book value
   per share as of
   December 31, 2000 (1) ................................   $.01        $.01

Increase in net tangible
   book value per share
   attributable to new
   investors ............................................   $*          $.01

Net tangible book value
   per share after offering..............................        $.01      $.02

Dilution per share to new
   investors (2) ........................................        $.04      $.03

     * Less than $.01.


     "Net tangible book value per share" is equivalent to the total assets of Wedge Net, less our total liabilities and intangible assets, divided by the number of shares of our common stock currently issued and outstanding.

     "Dilution" is the difference between the public offering price and the net tangible book value of the shares of Wedge Net's common stock immediately after the offering and is the result of the lower book value of the shares of common stock outstanding prior to the offering, the public offering price and the unpaid expenses payable in connection with the offering. Dilution will be increased by the amount of Wedge Net's operating losses for the period from January 1, 2001, to the closing date of the offering being made by this prospectus.


     The following table illustrates the comparative number of shares of common stock purchased from Wedge Net, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors at both the minimum and the maximum number of shares of common stock sold at the offering price of $.05 per share.


 Minimum          Maximum

----------       ---------
Comparative Number of Shares of Common Stock Purchased,
Total Consideration Paid and Average Price Per Share Paid
------------------------------------------------------------------------------
Number of shares purchased by existing shareholders...........................
3,800,000        3,800,000

Number of shares purchased by new investors...................................
  800,000        3,000,000

Total consideration paid by existing shareholders.............................
  $52,800*         $52,800*

Total consideration paid by new investors.....................................
  $40,000         $150,000

Average price per share paid by existing shareholders.........................
     $   .01             $.01

Average price per share paid by new investors.................................
     $   .05             $.05
------------------


     * Includes services in connection with the organization of Wedge Net performed by Mr. Gregory M. Walters, the President and Chairman of the Board of Directors of Wedge Net, valued at $2,800 and the aggregate $50,000 principal amount of four promissory notes converted into a total of 1,000,000 shares of common stock.



                                 USE OF PROCEEDS

     We estimate that the net proceeds available to us upon completion of this offering will be $29,000, in the event of the minimum offering, and $139,000, in the event of the maximum offering, after deducting the estimated unpaid expenses of the offering in the amount of $11,000. We expect to apply and allocate the net proceeds of the offering during the following year in substantially the manner set forth below.


  Application of Net Proceeds                  Minimum            Per Cent
    Maximum            Per Cent
-------------------------------                --------           --------
    --------           --------
Development of web site                         $15,000            51.73%
      $30,000            21.57%

Purchase of equipment                             5,000            17.24%
       20,000            14.38%

Professional fees                                 5,000            17.24%
       21,000            15.12%

Stock transfer fees                               2,500             8.62%
        2,500             1.80%

Marketing                                         1,500             5.17%
       25,000            17.99%

                                       11


General and administrative
  expenses                                           -0-            0.00%
       15,000            10.79%

Travel expenses                                      -0-            0.00%
       11,500             8.27%

Working capital                                      -0-            0.00%
        9,000*            6.48%

Purchase of software                                 -0-            0.00%
        5,000             3.60%
                                               --------            --------
     --------           --------
TOTAL NET PROCEEDS                              $29,000           100.00%
     $139,000           100.00%
--------------------------------------------------------------------------------
---------------------------------

------------------------

     *Possible applications include technical support, systems management and consulting services and in-house product development.

     There is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of at least the minimum 800,000 shares of common stock being offered.

     Management is of the opinion that the proceeds from the offering will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. However, the proceeds of this offering that will be available to us for operating expenses are limited. Because of this and our inability to specifically define our business plan at this time, management is incapable of predicting with any degree of specificity the nature or the amount of operating expenses that we will incur in the one-year period following the closing of this offering. The offering proceeds are expected to be inadequate to fully implement our proposed business plan and it is anticipated that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional debt and/or equity financing, the availability of which cannot be assured. Since inception, our operations have been principally funded by convertible loans, the aggregate $50,000 principal amount of which has been converted into shares of our common stock as of the date of this prospectus. As of this date, we have no customers for our proposed computer and Internet consulting, technical assistance and support and informational services and there is no assurance that we will be successful in obtaining customers in the future.

     Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments. We intend to take appropriate measures to insure that we do not inadvertently become an investment company subject to the requirements of the Investment Company Act of 1940. Accordingly, the investments that we will be capable of making using the proceeds of this offering will be limited in nature and with respect to the term of the investment.


                                    BUSINESS

General


     Wedge Net Experts, Inc., is a development-stage corporation that was organized under the laws of the State of California on September 21, 1999. We propose to provide computer and Internet consulting and technical assistance and support services and information concerning computer- and Internet-related matters from a web site on the Internet under development with approximately 21.6% to approximately 51.7% of the anticipated proceeds from this offering. The balance of the anticipated net offering proceeds has been allocated, depending upon the realization of the minimum or the maximum offering, for equipment and/or software purchases, professional and stock transfer fees, marketing, general and administrative expenses, travel expenses and/or working capital. Because our activities to date have been, primarily, organizational and fund raising in nature and our web site is in the design and development stage, we have only two existing, and a limited number of potential, customers for person-to-person consulting and technical assistance services as of the date of this prospectus. Further, our business plan is in the conceptual stage and involves an unproven business concept; i.e., we propose to employ expert consultants and amass an international database of information to enable persons, for a reasonable fee, to access our web site and obtain needed assistance and information in order to solve difficulties and answer questions relating to computers, software, the Internet and related matters.


     During the period from December 1999 through July 2000, we received net proceeds in the amount of $50,000 from loans from four persons that were subsequently converted into an aggregate of 1,000,000 shares of common stock at the price of $.05 per share. For exemptions from registration in connection with the sales of the securities, we relied upon Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving a public securities offering and Section 25102(f) of the California Corporations Code and Section 517.061(11)(a) of the Florida Securities and Investor Protection Act.

Proposed Services

     We propose to provide computer and Internet consulting and technical support services and access to an international "knowledge bank," or database, of computer, software, Internet and related information via our proposed web site on the Internet. We propose that customers who visit our site be able to access, among other things, the following:

     * Online technical support and assistance;

     * Hardware and software product reference and user guides;

     * Repair information in question and answer format; and

     * "Short response and in-depth response informational data mining" or "FAQ's."

The "FAQ" service would enable the customer to engage in a dialog on the Internet with one or more of our expert consultants. Ideally, users who access our Internet site would obtain online, real-time responses that may include demonstrations and tutorials, rapid problem elimination and real-time, in-depth solutions to problems and questions relating to, among other things, computer software and hardware malfunction, computer network configuration and operation, Internet connectivity and e-commerce, or the conduct of business via the Internet.


     Because our web site, including the configuration of the software, is in the development stage, we have limited online services available as of the date of this prospectus. We are providing person-to-person Internet consulting and technical assistance to two customers and negotiating with a number of other potential customers currently. We have allocated $15,000 and $30,000 of the minimum and the maximum proceeds, respectively, anticipated, without assurance, to be received from this offering for the completion of the design and development of our Internet site. Our customers are expected to include, primarily, businesses, governments, educational institutions and those engaged in leading-edge product development. We will charge each customer an as yet undetermined fee for access to our proposed online, "knowledge bank"/information database, which is not yet complete, and provider network of expert consultants. Six consultants, including four programmers/analysts, one application specialist and one project manager, are performing services for us presently on an independent contract basis.


     Management envisions that, because world commerce, industry and education are expected to be increasingly computer-and Internet-driven in the future, demand will inevitably increase for the problem-solving, technical assistance and informational services that we propose to offer online via our web site on the Internet. We believe that our online services would serve as alternatives to textbooks, service manuals, product and user guides, reference works and certification guides that, historically, have been the principal sources of information and assistance for owners of personal computers seeking to load and/or use computer software and other products. We believe that our customers would benefit from obtaining desired information and/or assistance from us online and in real-time by saving the time required in locating the proper manuals, guides or other reference materials and reading lengthy inapplicable or otherwise undesirable text. Further, a customer's use of our proposed services might obviate the need to obtain formal technical training in a classroom setting on the usage of various products, and the continuously updated versions of those products, available on the market from time-to-time.

     We intend to retain experts, including professors at universities and colleges, authors and others, involved in cutting-edge technologies in each of the computer, software, Internet and related fields to serve as the network of providers performing consulting services for us. As of the date of this prospectus, we have eight individuals, including six programmers/analysts, one application specialist and one network manager, performing services for us on an independent contract basis. We presently compensate these individuals for their time pursuant to verbal arrangements. We have written agreements with each consultant containing confidentiality and three-year, non-competition provisions. All consultants, except the network manager, receive 50% of their total customer billings as remuneration. In the event that a project is completed by more than one consultant, each consultant's portion of 50% of the total fee income generated by that customer's project is allocated pro rata based upon the number of hours spent. The network manager receives 2% of the total customer billings by all consultants. In addition to the foregoing compensation, we have occasionally paid bonuses in the amount of $250 to consultants whose services benefited Wedge Net, but did not generate fee income from customers. We recently discontinued our practice of paying $750 fellowships to student interns receiving college credit for services performed for us. Through the date of this prospectus, we have paid a total of approximately $2,729 in fee income and bonuses to our eight consultants, including the network manager, and fellowships paid to student interns. During our year ending December 31, 2001, we do not expect to pay more than $6,000 for services relating to server enhancement and internal database, security and product development and a maximum of $1,000 in bonuses.

     Further, while we have not yet begun to determine the amount of compensation necessary to be paid in order to attract the large number of individuals of high caliber that we desire to comprise our provider network of expert consultants, as finally constituted, we anticipate that it will be sizeable in many instances. We have allocated no funds, out of the proceeds anticipated, without assurance, to be received from this offering, for consulting fees or other compensation for our existing and proposed consultants. Accordingly, we expect that we will be unable to assemble a provider network of expert consultants of the size and caliber essential to our achievement of long-term success until we realize significant profits, if ever, from our proposed operations or raise significant capital from equity and/or debt financing in addition to that anticipated from this offering. Further, if we are successful in retaining the desired consultants in the future, we will be required to compensate them at a competitive level in order to assure their continued association with us. We anticipate, although we are not certain, that the necessary compensation arrangements would include an hourly fee that would be passed on to the consumer, in combination with incentive compensation of some type. We expect to benefit from the anticipated retention of experts as consultants who would work from their own homes or businesses and not be employed as employees requiring office space, salary, insurance and other benefits. While we plan, in the future, to retain a number of high profile consultants associated with published works who are expected to be critical to our achievement of long-term success, we will not have the capability to do so until we obtain significant capital in excess of that anticipated to be realized from this offering and/or achieve significant profits from operations.

     We have allocated $5,000 and $10,000 of the minimum, and the maximum, net proceeds, respectively, anticipated to be realized from this offering for the purchase of equipment. In order to provide all of the proposed services in accordance with our business plan, we require software, including server/client, front-end web software, web and telephone activity and billing products, data entry tools, security and firewall tools, page presentation products, mirroring, back-up and recovery tools, data distribution utilities for graphics, sound and animated delivery and full relational database, including deep mining protocols. Hardware that we require includes telephone-bank/web-connect entry and exit products, a reserve power back-up ("UPS") system, a front-end server for expert and client interaction and a large central server system with mass storage for data. Further, we would need redundancy for software and hardware with 24-hour, seven-day access.

Marketing

     While the market for our services is potentially as vast as the combined number of owners of computers and users of the Internet, our customers are expected to be, primarily, businesses, governments, educational institutions and those engaged in cutting-edge product development. Jupiter Media Metrix, a leader in market intelligence, reported on May 22, 2001, that, " . . . although the pace [of online retail sales] has eased, U.S. online retail sales will still reach $104 billion in 2005 and $130 billion by 2006, up from $34 billion in 2001. This compares with the Jupiter Media Metrix, original forecast of $36 billion in 2001 and $118 billion in 2005. Jupiter Media Metrix analysts predict that " . . . 52 percent of the online population will be making retail purchases online by 2002, up from 40 percent in 2000. That figure is expected to grow to 63 percent by 2006." This information reinforces our belief that an immediate need exists for online computer and Internet consulting, technical assistance and information services.

     Our operating strategy will be to provide superior, innovative consulting services, technical assistance and e-commerce solutions to customers on demand, in real-time and at a reasonable cost. We believe that our business concept has the advantage of providing for a centralized, international database of computer, software, Internet and related information and expert consultants available to interpret and assist customers to utilize the information to solve or answer their computer network configuration and operation, Internet connectivity, e-commerce and other computer, software and Internet-related difficulties and questions. Further, our proposed web site is expected to be more attractive in comparison to printed materials in that enhancements can be made to the graphics and sound, animation, demonstrations, video and assembly graphics tools can be employed in place of the single frame pictures available in printed form.

     The fact that a corporation or other entity is affiliated with us or an equity interest in Wedge Net is owned by one or more of our executive officers, directors and/or controlling shareholders, will not disqualify that company from consideration as a potential customer. In order to minimize conflicts of interest, we have adopted in our minutes a policy that any contracts or other transactions with entities of which our officers, directors and/or controlling shareholders are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable, but that none of those transactions by Wedge Net shall be affected or invalidated solely because of that relationship or interest of directors or officers. Nevertheless, in an instance where a disinterested majority of the members of the Board of Directors is unavailable to approve a transaction with an affiliated or related party, we may, pursuant to action of the Board of Directors, require that the transaction be deemed to be fair and reasonable in order to be a valid, enforceable obligation.

     Our marketing strategy is designed to attract customers most likely to shop online, convert browsers to buyers, meet or exceed customer expectations, drive repeat purchases and build enduring brand equity. In order to implement this strategy, we intend to implement an integrated marketing campaign focused upon advertising to build brand equity, create awareness and generate initial purchases of our services offered on our web site. Depending on the availability of funds, we intend to use a mix of broadcast media, including local newspapers, trade journals, periodicals, local radio in the top markets with online shoppers, outdoor advertising, online banners, text links, e-mail newsletters and mailings of brochures to businesses, educational institutions and government agencies, among others. Our initial sales are expected to be the result of word of mouth, generated by serving a number of high-profile, local customers, and/or local advertising.

     We hope to expand from a local to a national base of customers through advertising on the Internet, including the exhibition of model solutions on our web site. Among businesses, educational institutions and government agencies, our target customers will be those seeking, and willing to pay a premium for, the most advanced and fully-integrated, web-based solutions that integrate databases, communications and web-based marketing delivery mechanisms. The technologies that we intend to make available to our customers include the latest art, design, media, digital capture and delivery tools, software, programming scripts and supported browser features to which we can add active e-mail components, product comparison database structures and advertising elements and in connection with which we can perform cataloging and order entry. In order to stay apprised of the latest technologies available, we will continuously seek out those educators and pioneers who are teaching and using products considered state-of-the-art in the industry.

     The success of our business depends on attracting and retaining a large number of potential customers. While we believe, we are not certain, that the usage of the Internet as our primary marketing device will enable us to develop a customer base more quickly and cost-effectively than the employment of traditional marketing methods involving a sales staff and/or other traditional methods. As a development-stage company whose Internet site is not yet complete, we lack recognition in the market. Our success depends on attracting a large number of potential customers that traditionally use person-to-person consulting services, telephone-in technical assistance and support, classroom training and a variety of written materials, and persuading them to use our online services. Our success is also dependent on ensuring that these customers remain our loyal long-term customers. In addition to persuading customers to use our online services, we cannot be certain that our customers will accept our online solution over those offered by our competitors. If we fail to persuade customers to utilize our online services or our competitors are more successful in achieving sales, then our revenues will suffer. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract online shoppers to our web site and to convert these shoppers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all. As of the date of this prospectus, we have only two existing, and a number of potential, customers.

Competition


     Outsourcing of computer and Internet consulting, technical assistance and support and informational needs is expected to become increasingly popular because the staffs of most companies, educational institutions and governmental agencies do not have the resources or training required to remain current regarding the latest computer and Internet tools and most dynamic and useful advertising and product delivery components. Our competition consists of a myriad of companies currently engaged in the business of:


     * Providing computer and/or Internet consulting services;

     * Providing Internet-based and/or telephone-in technical assistance and support; and/or

     * Conducting technical training in a classroom setting or otherwise on the usage of new computer and software products and new versions thereof; and, in addition,

     * Publishers of computer, software and/or Internet-related textbooks, service manuals, product and user guides, reference works and certification guides.

All of these companies seek to meet the need for information, training and/or assistance as a result of the burgeoning complexities and difficulties created by the increasing dependence of corporations, businesses and consumers on computers and the Internet. Many of the companies and other organizations with which we will be in competition are established and have far greater financial resources, substantially greater experience and larger staffs than we do. Additionally, many of these organizations have proven operating histories, which we lack. We expect to face strong competition from both these well-established companies and small independent companies like ourselves. As of the date of this prospectus, we are an insignificant factor in the computer and Internet consulting, information service and technical assistance and support industries. We believe that the following are principal competitive factors in our market:

     * Web site recognition;

     * Quality of services and consultants;

     * Depth of database;

     * Streamlined consulting experience;

     * Reliability and speed of service delivery;

     * Speed and accessibility of web site;

     * Customer service;

     * Convenience; and

     * Price.

     To the extent that we become dependent on one or a few customers, the termination of these relationships could adversely affect our ability to continue as a viable enterprise. In addition, our business may be subject to decline because of generally increasing costs and expenses of doing business, thus further increasing anticipated competition. It is anticipated that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of these advances. The effects of any of these technological advances on us, therefore, cannot be presently determined. We believe, to the extent that we have funds available, that we will be capable of competing effectively with our competitors. However, because of our minimal capital, even after the successful completion of this offering, we expect to be at a competitive disadvantage in our endeavor to:

     * Develop a web site sufficiently attractive to potential customers;

     * Amass the quantity of computer, software, Internet and related information necessary to fulfill customers' informational demands;

     * Retain the number and caliber of consultants required to achieve the rapid problem-solving capability desired; and

     * Provide the in-depth e-commerce solutions demanded by customers.

Further, we cannot assume that we will be successful in achieving profitable operations through our proposed business of providing computer and Internet consulting, technical assistance and support and informational services via the Internet.

Government Regulation

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to retailing or electronic commerce. However, as the Internet becomes increasingly popular, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and security of information. Furthermore, the growth of electronic commerce may prompt demand for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third persons and has proposed regulations restricting the collection and use of information from minors online. We do not currently provide individual personal information regarding our users to third persons and we currently do not identify registered users by age. However, the adoption of additional privacy or consumer protection laws could create uncertainty in usage of the Internet and reduce the demand for our products and services or require us to redesign our web site.

     We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity, qualification to do business and personal privacy. The vast majority of these laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty in the Internet marketplace. This uncertainty could reduce demand for our services, increase the cost of doing business as a result of litigation costs and/or increase service delivery costs.

Risks Related to Internet Commerce

     We depend on continued use of the Internet, and if the use of the Internet does not develop as we anticipate, our sales may not grow. Our future revenues and profits, if any, substantially depend upon the widespread acceptance and use of the Internet as an effective medium of business and communication by our target customers. Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.

     Our systems and operations are vulnerable to natural disasters and other unexpected problems. Substantially all of our computer and communications hardware is located at our facility in Knoxville, Tennessee, and our systems infrastructure is hosted at a facility in Knoxville, Tennessee. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure and similar events. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer service orders. We do not currently have fully redundant systems or a formal disaster recovery plan and do not carry business interruption insurance to compensate for losses that may occur. We also depend on the efficient operation of Internet connections from customers to our systems. These connections, in turn, depend on the efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages. Any system delays, failure or loss of data, whatever the cause, could reduce customer satisfaction with our applications and services and harm our sales.

     We face the risk of systems interruptions and capacity constraints on our web site, possibly resulting in losses of revenue, erosion of customer trust and adverse publicity. The availability, reliability and satisfactory performance of our web site, network infrastructure and transaction processing systems are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service. Any future systems interruption that results in the unavailability of our web site or reduced order fulfillment could result in negative publicity and reduce the volume of services sold and the attractiveness of our web site, which could negatively affect our revenues. We may experience temporary system interruptions in the future for a variety of reasons, including power failures, software bugs and an overwhelming number of visitors trying to reach our web site during promotions. We may not be able to correct a problem in a timely manner because of our dependence on outside consultants for the implementation of certain aspects of our system. Because some of the reasons for a systems interruption may be outside our control, we also may not be able to remedy the problem quickly or at all. To the extent that customer traffic grows substantially, we will need to expand the capacity of our systems to accommodate a larger number of visitors. Any inability to scale our systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service, impaired quality and speed of service order fulfillment or delays in reporting accurate financial information. We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our web site accurately or in a timely manner to permit us to effectively upgrade and expand our transaction-processing systems or to integrate smoothly any newly developed or purchased modules with our existing systems.

Intellectual Property Rights

     We may be unable to adequately protect or enforce our intellectual property rights. We rely on a combination of trademark, trade secret and copyright law to protect our intellectual property. These laws afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized persons may attempt to copy aspects of our web site, including the look and feel of our web site, services that we provide, organization, information and sales mechanics or to obtain and use information that we regard as proprietary, such as the technology used to operate our web site and our content. We have not filed an application to secure registration for our trademark, "wedge net experts," in the United States or any other country. Any encroachment upon our proprietary information, the unauthorized use of our trademark, the use of a similar name by a competing company or a lawsuit initiated against us for our infringement upon another company's proprietary information or improper use of their trademark, may affect our ability to create brand name recognition, cause customer confusion and/or have a detrimental effect on our business.

     Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain name and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse proceeding could result in substantial costs and diversion of resources and could seriously harm our business and operating results. Finally, if we sell our services internationally, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

     Third parties may also claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

Employees and Consultants


     Since inception, we have had three part-time, and no full-time, employees. Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, our executive officers and directors, have served as part-time employees of Wedge Net since our inception. We paid Ms. Dana E. Walters, our Secretary/Treasurer and a director of Wedge Net, the sum of $3,000 for administrative services performed for us through the date of this prospectus. No other cash compensation has been awarded to, earned by or paid to any individual for all services rendered in all capacities to Wedge Net since our organization on September 21, 1999. However, on September 22, 1999, we issued Mr. Walters, our President and Chairman of the Board of Directors, 2,800,000 shares of common stock in consideration for services performed by him in connection with the organization of Wedge Net valued at $2,800. No portion of the proceeds of this offering has been allocated for executive compensation. Except for Ms. Walters, who may receive, depending upon our sales, a limited amount of additional cash compensation for administrative services to be performed on behalf of Wedge Net, none of our executive officers and directors is expected to receive any cash compensation for the foreseeable future.


     We anticipate that, at such time, if ever, as our financial position permits, Messrs. Walters and Brady and Ms. Walters and any other executive officers and/or directors of Wedge Net will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive fees for their attendance at meetings of the Board of Directors. This assumes that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations.

     As of the date of this prospectus, we have retained eight individuals, including six programmers/analysts, one application specialist and one project manager, to perform services for us on an independent contract basis. We presently compensate these individuals for their time pursuant to verbal arrangements. We have written agreements with each consultant containing confidentiality and three-year, non-competition provisions. All consultants, except the network manager, receive 50% of their total customer billings as remuneration. In the event that a project is completed by more than one consultant, each consultant's portion of 50% of the total fee income generated by that customer's project is allocated pro rata based upon the number of hours spent. The network manager receives 2% of the total customer billings by all consultants. In addition to the foregoing compensation, we have occasionally paid bonuses in the amount of $250 to consultants whose services benefited Wedge Net, but did not generate fee income from customers. We recently discontinued our practice of paying $750 fellowships to student interns receiving college credit for services performed for us. Through the date of this prospectus, we have paid a total of approximately $2,729 in fee income and bonuses to our eight consultants, including the network manager, and fellowships paid to student interns. During our year ending December 31, 2001, we do not expect to pay more than $6,000 for services relating to server enhancement and internal database, security and product development and a maximum of $1,000 in bonuses.

     We intend to retain a large number of experts, including professors at universities and colleges, authors and others involved in cutting-edge technologies in each of the computer, software, Internet and related fields to serve as the network of providers performing consulting services for us. We intend to enter into written agreements with these individuals at competitive rates that would provide for an hourly fee that would be passed on to the consumer, in combination with incentive compensation of some type. We have allocated no funds, out of the proceeds anticipated, without assurance, to be received from this offering, for consulting fees or other compensation for our existing or proposed consultants. Accordingly, we expect that we will be unable to assemble a provider network of expert consultants of the size and caliber essential to our achievement of long-term success until we realize significant profits, if ever, from our proposed operations or raise significant capital from equity and/or debt financing in addition to that anticipated from this offering. Additionally, we plan, in the future, to retain a number of high profile consultants associated with published works who are also expected to be critical to our achievement of long-term success. We will not have the capability to retain any of these individuals as consultants until we realize significant additional funding and/or profits from operations.

Facilities

     We maintain our offices rent-free at the residence of Mr. Gregory M. Walters, our President, Chief Executive Officer and Chairman of the Board of Directors, located at 1706 Winding Ridge Road, Knoxville, Tennessee 37922. We have a verbal arrangement with Mr. Walters for the provision of the office space. There are no termination arrangements in the verbal agreement for office space with Mr. Walters. We rent approximately eighteen square feet of space for our server and access for our shared T-1 line located at 8044 Ray Meres Boulevard, Knoxville, Tennessee 37919, at the rate of $300 per month pursuant to a verbal, quarter-to-quarter rental arrangement. We anticipate the continued utilization of the offices located at our President's residence on a rent-free basis and the rental of the space for our server and shared T-1 line until such time as we are able to locate facilities adequate to support low-cost access to a T-1 line. The office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued at $200 per month and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital. The rental arrangement for our server and access to our shared T-1 line is also expected to be adequate to meet our foreseeable future needs. Our telephone and facsimile number is (865) 694-6468.

Legal Proceedings

     We know of no legal proceedings to which we are a party or to which any of our property is the subject, which are pending, threatened or contemplated or any unsatisfied judgments against us.


                                PLAN OF OPERATION

General

     We have commenced development of an interactive web site located on the Internet via which we will offer computer and Internet consulting, technical assistance and support and informational services. We are in the development stage and, to date, management has devoted substantially all of its time and effort to organizational and financing matters and the initial design and development of our web site. Through the date of this prospectus, we have generated only minimal service revenue and we have realized a net loss from operations. For the four months ended April 30, 2001, the year ended December 31, 2000, and the period from inception (September 21, 1999) through April 30, 2001, we had sales of $1,335, $90 and $1,425, respectively, and a net loss of $(5,346), $(16,288) and $(25,227), respectively, or less than $(.01) per share.
Operating expenses for the year ended December 31, 2000, included compensation ($3,000), contract labor ($2,250), rent ($2,400), office ($2,881), travel
($2,098), Internet services ($1,095), depreciation ($1,455) and other ($657). Operating expenses for the period from inception through April 30, 2001, included compensation ($3,500), contract labor ($3,422), stock based compensation ($2,800), rent ($3,800), office ($3,594), travel ($2,722),
Internet services ($2,295), depreciation ($2,828) and other ($1,141).

     The success of our proposed web site is dependent upon our ability to amass a sizeable amount of computer, software, Internet and related information. We must also attract and retain qualified expert consultants to provide accurate, real-time responses to customers' questions, rapid problem elimination and real-time, in-depth solutions to problems relating to, among other things, computer software and hardware malfunction, computer network configuration and operation, Internet connectivity and e-commerce. We cannot be certain that:

     * We will achieve commercial acceptance for any of our proposed services in the future;

     * Future service revenue will materialize or be significant;

     * Any sales will be profitable; or

     * We will have sufficient funds available for further research and development of our proposed services.

The likelihood of our success will also depend upon our ability to:

     * Raise additional capital from equity and/or debt financing to overcome the problems and risks described herein;

     * Absorb the expenses and delays frequently encountered in the operation of a new business; and

     * Succeed in the competitive environment in which we will operate.

Although management intends to explore all available alternatives for equity and/or debt financing, including, but not limited to, private and public securities offerings, we cannot be certain that we will be able to generate additional capital. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to achieve profitability.

Plan of Operation


     Our plan of operation for the next twelve months is to focus upon the completion of the development of our web site, including an international database of computer, software, Internet and related information, and assemble a provider network of qualified expert consultants to provide accurate, real-time responses to customers' question, rapid problem elimination and real-time, in-depth solutions to problems relating to, among other things, computer software and hardware malfunction, computer network configuration and operation, Internet connectivity and e-commerce. Upon completion of these steps, we propose to concentrate on the marketing and sale of our consulting and informational services and technical assistance and support through online marketing and advertising, primarily. We are unable to calculate the exact cost of our plan of operations over the next twelve months. We have allocated the sums of $16,500 and $55,000, out the minimum and the maximum anticipated offering proceeds, respectively, for web site development and marketing during the one-year period following the completion of this offering. We have allocated $5,000 of the minimum, and $20,000 of the maximum, proceeds anticipated from this offering for the purchase of computer equipment. We do not expect a significant change in the number of employees for the next twelve months. If we are successful in our efforts to raise significant additional funding from equity and/or debt financing, we intend to allocate the bulk of those funds for marketing and to retain a large number of expert consultants as independent contractors to perform services for us. The size of our provider network of expert consultants is dependent upon the availability of capital in addition to the proceeds of this offering.


     We do not believe that it will be necessary to raise additional funds to meet the expenditures required for operating our business during the next year. However, the full implementation of our business plan, including the assembly of a large number of expert consultants, is dependent upon our ability to raise significant additional capital from equity and/or debt financing in addition to that anticipated from this offering and/or achieve significant profits from operations. We believe that we may not realize significant profits from operations in the next year and that it will be necessary to raise additional funds after the expiration of one year following the closing of this offering. We have no organized plan to raise capital in addition to that anticipated from this offering. However, we intend to increase our efforts to raise capital, exploring all available alternatives for debt and/or equity financing, including, but not limited to, private and public securities offerings. We cannot be certain that these efforts will be successful. In the event that only limited additional financing is received, we expect our opportunities in the market for online computer and Internet consulting, informational services and technical support and assistance to be limited. Further, even if we succeed in obtaining the level of funding necessary to fully develop our International database of information, assemble a large expert provider network and enhance our web site and, in turn, obtain a sizable customer base, this will not ensure the realization by us of profits from operations.

Milestones

     The steps needed to make Wedge Net operational and successful are the following:

     * Completion of our web site on the Internet so that it is considered a premier source of computer, software and Internet consulting and information and technical assistance and support services;

     * Assembly of our international database of computer, software, Internet and related information;

     * Retention of university and college professors, authors and others to serve as our provider network of expert consultants;

     * Thorough marketing and building of the "Wedge Net" brand name and our consulting, technical support and informational services; and

     * Upgrading and enhancement of our systems and infrastructure to accommodate growth.


We are currently in the process of achieving the steps of completing our web site and assembling our international database of information with the utilization of the funds received from loans converted into common stock. However, funding for the completion of these steps, employment of a provider network of expert consultants, brand building, marketing and enhancement of our systems is dependent upon the success of this offering, the receipt of capital from equity and/or debt financing in addition to that anticipated from this offering and/or the realization of profits from operations. Because we are dependent upon funding in addition to the proceeds of this offering to achieve the milestones needed to make Wedge Net operational and successful, we are unable to anticipate the timing of the milestones from when we begin offering the securities after effectiveness of the registration statement of which this prospectus is a part. Further, because we have only commenced the first two milestones listed above, we are not yet able to determine the costs associated with each milestone. Although we do not know the ultimate cost of completing the steps necessary in order to become fully-operational and profitable, we expect to be able to complete our web site, develop a limited database of international information and initiate a limited marketing campaign with the proceeds that we expect to receive from this offering. The bulk of the funds anticipated from this offering have been allocated for web site development, including assembly of the information database , professional fees , equipment purchases and marketing. In addition, we have allocated offering proceeds for stock transfer fees and general and administrative and travel expenses. We anticipate the necessity of paying a sizeable amount of compensation to our provider network of expert consultants, including the high profile consultants associated with published works believed to be essential to our long-term success. The required funds will not be available from this offering and we cannot be certain that we will be able to raise these funds from a private or public securities offering or otherwise. We already have two customers and a number of prospective customers for our consulting services and technical assistance, and have received limited revenues of $720 and incurred operating expenses of $(24,667) through the date of this prospectus.

Results of Operations

Four Months Ended April 30, 2001, Versus Four Months Ended April 30, 2000

     Sales were $1,335 for the four months ended April 30, 2001, as compared to no sales for the four months ended April 30, 2000. This is attributable to our commencement of the provision of consulting services and technical assistance, although not yet available online, to two customers. We incurred a net loss of $(5,346) for the four months ended April 30, 2001, as compared to a net loss of $(1,839) for the four months ended April 30, 2000, because of our increased operating expenses, except for the value of office space provided by our President that remained constant at $800. Operating expenses increased approximately 307%, from $1,739 for the four months ended April 30, 2001, to $5,346 for the four months ended April 30, 2000. Additionally, we incurred operating expenses for compensation, travel and Internet services during the four months ended April 30, 2001, which we did not incur during the four months ended April 30, 2000.

Year Ended December 31, 2000, Versus Period from Inception (September 21, 1999) Through December 31, 1999


     Sales were $90 for the year ended December 31, 2000, as compared to no sales for the period from inception through December 31, 1999. This is attributable to our commencement of the provision of consulting services and technical assistance, although not yet available online, to two customers. We incurred a net loss of $(16,288) for the year ended December 31, 2000, as compared to a net loss of $(3,593) for the period from inception through December 31, 1999, because of our increased operating expenses, primarily. Operating expenses increased approximately 453%, from $3,585 for the period from inception through December 31, 1999, to $15,836 for the year ended December 31, 2000. Rent expense increased 400%, from $600 to $2,400 for the period from inception through December 31, 1999, as compared to the year ended December 31, 2000. Additionally, we incurred operating expenses for compensation, contract labor, office, travel Internet services and depreciation during the year ended December 31, 2000, which we did not incur during the period from the date of our organization on September 21, 1999, through December 31, 1999.

Financial Condition, Liquidity and Capital Resources

     As of April 30, 2001, Wedge Net had total assets of $16,043, consisting of current assets, including cash of $5,913 and prepaid expenses of $600, and equipment of $9,530. Working capital was $4,624 at April 30, 2001, because of current assets totaling $6,513, including $5,913 in cash and $600 of prepaid expenses, and $1,200 in accrued liabilities and $689 in accounts payable. Until the successful completion of this offering, which is not assured, we expect to experience working capital shortages from time-to-time. Our total shareholders' equity was $14,154 as of April 30, 2001, including a deficit accumulated during the development stage of $(25,227).


     While our independent auditors have presented our financial statements on the basis that Wedge Net is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time, they have noted that we are a development-stage company with a limited operating history and a net loss of $(25,227) during the period from our inception on September 21, 1999, through April 30, 2001. These factors, among others, may indicate that we will be unable to continue as a going concern for a reasonable time. Our future success will be dependent upon:

     * Our ability to provide effective and competitive computer and Internet consulting, technical assistance and informational services; and

     * The continued acceptance of the Internet for the sale of goods and services; and

     * our ability to develop and provide new services that meet customers' changing requirements.

Should our efforts to raise additional capital through equity and/or debt financing fail, management and other related parties are expected to provide the necessary working capital so as to permit us to continue as a going concern.

     Net cash used in operating activities was $(3,884) for the four months ended April 30, 2001, because of the net loss of $(5,346) incurred, and the increase in prepaid expenses $(600) and accounts payable, accrued liabilities and due to officer $(208), during the period, offset by depreciation ($1,373), office space contributed by our President ($800) and a decrease in receivables ($97). For the four months ended April 30, 2001, net cash used in investing activities was $-0-. Net cash used in financing activities was $(1,603) because of payments for offering costs $(1,200) and advances repaid to officer $(500), offset by advances repaid by officer ($97). Cash decreased by $(5,487), from $11,400 at the beginning of the period to $5,913 at the end of the period, because of the above-described factors.

     Net cash used in operating activities was $(9,488) for the year ended December 31, 2000, because of the net loss of $(16,288) incurred, and the increase in receivables $(97), during the period, offset by depreciation ($1,455), common stock issued as payment for accrued interest ($550), office space contributed by our President ($2,400) and an increase in accrued liabilities and due to officer ($2,492). For the year ended December 31, 2000, net cash used in investing activities was $(12,358) as a result of equipment purchases. Net cash provided by financing activities was $28,331 because of proceeds from convertible loans totaling $45,000 and $100 in capital contributed by our President, offset by payments for offering costs aggregating $(16,769). Cash increased by $6,485, from $4,915 at the beginning of the period to $11,400 at the end of the period, because of the above-described factors.

Inflation

     We believe that inflation has not had a material impact on our business.

Seasonality

     We do not believe that our business is seasonal.


                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:

        Name           Age                          Title
--------------------   ---      ------------------------------------------------

Gregory M. Walters     53       President and Chairman of the Board of Directors

Donald R. Brady        57       Vice President and Director

Dana E. Walters        40       Secretary, Treasurer and Director

General

     The individuals named in the table above may be deemed to be our "parents" and "promoters," as those terms are defined in the General Rules and Regulations under the Securities Act of 1933. Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors. Set forth below under "Business Experience" is a description of the business experience of our executive officers and directors. Except as otherwise indicated below, all organizations with which each executive officer and director is or has been previously employed, affiliated or otherwise associated, are not affiliated with us.

Family Relationships

     Mr. Gregory M. Walters, our President, Chief Executive Officer and Chairman of the Board of Directors, is the brother-in-law of Ms. Dana E. Walters, our Secretary, Treasurer and a director of Wedge Net.

Business Experience

     Gregory M. Walters has served as our President and Chairman of the Board of
     ------------------
Directors since our inception on September 21, 1999. Since March 1986, he has been employed in the middle management position of program coordinator/department chair by Pellissippi State Technological College, Knoxville, Tennessee, which is rated in the top one per cent of technical colleges. Mr. Walters has also been self-employed, since 1980, as a consultant in new software product development to businesses, industries and educators.

     From 1984 through March 1986, he was employed as an editor by South-Western Publishing Co., a division of Scotts Forseman Co., which publishes computer-related textbooks, software and similar materials for high school, college and other educational institutional markets. From October 1976 through July 1984, Mr. Walters served as a computer science instructor for Romeo Schools, a microcomputer-based educational center located in Romeo, Michigan, which serves five school districts. In that position, he taught computer-related courses in applied programming, systems operations, data processing, vocational computer science education and data entry. During that period, Mr. Walters also served on the engineering/computer science staff of Oakland University, Pontiac, Michigan; taught college level courses at Oakland College; and served as an industrial programming concepts instructor at Ford Community College, Romeo, Michigan.

     For a period of approximately five years, from August 1979 through August 1984, Mr. Walters was the sole proprietor of MaxSoft, a company engaged in the development and distribution of software in Ann Arbor, Michigan. For a period of approximately six years, from July 1978 through January 1984, he was a partner in Logics One, a partnership engaged in consulting in the computer industry for educators from four states and Canada. Mr. Walters has lectured to a number of local, state and national educational workshops on computer and robot usage, the future of computers and computer and office trends analysis. He is the author of a number of commercial and data processing programs in national distribution. Mr. Walters has received national awards for his work, including "Nationally Recognized Technology Educator" and "Excellence in Teaching" (including "NISOD" and "N.I.L.L.I.E." awards). He received a Bachelor of Science degree in industrial electronics from Northern Michigan University, Marquette, Michigan, in 1975 and a Master of Education degree in computer-based education from Wayne State University, Detroit, Michigan, in 1981.

     Donald R. Brady has served as our Vice President and a director since our
     ---------------
organization on September 21, 1999. He is a nationally recognized leader in the conception, design and deployment of intelligent transportation border crossing systems and innovative trade data and commercial vehicle information systems. Since July 1995, Mr. Brady has been employed by Transborder Systems, Inc., a privately-held Harrisburg, Pennsylvania, company engaged in the design, development and implementation of border crossing systems. He has served, since October 1998, as a member of the board of directors of the California Alliance for Advanced Transportation Systems.

     Since 1995, Mr. Brady has been employed in various positions by TransCore, a privately-held SAIC company located in San Diego, California. While employed by TransCore, he designed and deployed the first automated, dedicated commuter lane at the United States/Mexico border; conceptualized, designed and deployed automated international crossings for commercial vehicles and private automobiles at the Buffalo Peace and Detroit Ambassador Bridges; designed and directed the development of the United States Treasury International Trade Data System and the North American Trade Automation Prototype to support inter-agency pre-clearance in North America of truck and rail shipments; and initiated a program designed to augment security and improve efficiency at the Port of Los Angeles. During this period, he also managed the Northwest International Trade Corridor system and the North American Pre-Clearance and Safety Systems.

     He was employed by Scientific Atlanta Signal Processing Systems, a publicly-held, Atlanta, Georgia, company, as an engineering and transportation manager from 1992 through 1995. During his tenure at Scientific Atlanta, Mr. Brady developed Wedge Net's Transportation Business Unit and implemented various programs, including electronic border pre-clearance for trucks and cargo, advanced traveler information systems, data collection programs for crash avoidance research and the IBEX program designed for the transportation of trucks and cargo across the Mexican border at Otay Mesa. He also conceived and implemented the Cross Border International Transportation Early Development Study that was incorporated in the I-15 Corridor Strategic Plan.

     Mr. Brady, from 1988 through 1992, was employed as a staff engineer by the Unisys Corporation, a privately-held company located in Minneapolis, Minnesota; in which position he was responsible for the development of multi-source data fusion systems and the design and development of anti-submarine warfare command and control systems. From 1968 through 1988, he was an intelligence specialist in the United States Navy. Mr. Brady received a Bachelors of Arts degree in history from Oregon State University, Corvallis, Oregon, in 1968 and a Masters degree in management from Salva Regina University, Newport, Rhode Island, in 1989.

     Dana E. Walters has served, since our inception on September 21, 1999, as
     ---------------
our Secretary/Treasurer and a director. She was employed, from January 1988 through October 2000, as a real estate associate by Douglas, Wilson & Company, San Diego, California, commercial real estate brokers that have been appointed by a California bankruptcy court to liquidate a real estate portfolio of 92 properties located in 27 states. Ms. Walters' responsibilities in this position were primarily administrative, including monitoring all co-listing brokers and properties. From August 1987 through April 1980, she was employed by Grubb & Ellis Realty, San Diego, California, as an executive assistant whose responsibilities included designing brochures, updating the multiple listing service, conducting comparative market analyses, hosting open houses and negotiating and consummating residential real estate sales. Ms. Walters was employed, from 1986 through 1987, as a stock broker/registered representative by National Securities Network, Inc., a Denver, Colorado-based securities broker-dealer that ceased operations in 1987. From 1984 to 1986, she was employed as a coordinator by Eastridge Temporary Service, San Diego, California, in which position she had responsibility for interviewing and placing over 200 receptionists. Ms. Walters received a Bachelor of Arts degree in business administration from San Diego State University, San Diego, California, in 1983.

Executive Compensation


     The following table sets forth information concerning the compensation of Wedge Net's executive officers for the fiscal years ended December 31, 2000, and 1999, including annual compensation, including the dollar value of base salary earned during the 2000 and 1999 fiscal years, and the sum of the number of securities underlying stock options granted, with or without tandem SARs, and the number of freestanding SARs.


                                               SUMMARY COMPENSATION TABLE

                                                                     Long Term
Compensation
                             Annual Compensation            Awards
       Payouts

--------------------------------------------------------------------------------
-------

      (a)      (b)          (c)         (d)            (e)           (f)
   (g)          (h)           (i)
                                                     Other
Securities
   Name                                              Annual       Restricted
 Under-                   All Other
   and                                               Compen-        Stock
 lying        LTIP         Compen-
Principal                                            sation        Award(s)
Options      Payouts        sation
Position      Year    Salary($)      Bonus($)         ($)           ($)
SAR's(#)       ($)            ($)
--------------------------------------------------------------------------------
------------------------------------


Gregory M.    2000         $-0-         $-0-          $-0-           $-0-
  $-0-         $-0-          $-0-
Walters,      1999         $-0-         $-0-          $-0-           $-0-
  $-0-         $-0-          $-0-
President,

Chairman

of the Board

of Directors



Donald R.     2000         $-0-         $-0-          $-0-           $-0-
  $-0-         $-0-          $-0-
Brady,        1999         $-0-         $-0-          $-0-           $-0-
  $-0-         $-0-          $-0-
Vice

President



Dana E.       2000         $-0-         $-0-          $3,000         $-0-
  $-0-         $-0-          $-0-
Walters,      1999         $-0-         $-0-          $-0-           $-0-
  $-0-         $-0-          $-0-
Secretary,

Treasurer



     Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, our executive officers and directors, have served as part-time employees of Wedge Net since our inception. We paid Ms. Dana E. Walters, our Secretary/Treasurer and a director of Wedge Net, the sum of $3,000 for administrative services performed for us through the date of this prospectus. No other cash compensation has been awarded to, earned by or paid to any individual for all services rendered in all capacities to Wedge Net since our organization on September 21, 1999. However, on September 22, 1999, we issued Mr. Walters, our President and Chairman of the Board of Directors, 2,800,000 shares of common stock in consideration for services performed by him in connection with Wedge Net's organization valued at $2,800. No portion of the proceeds of this offering has been allocated for executive compensation. Except for Ms. Walters, who may receive, depending upon our sales, a limited amount of additional cash compensation for administrative services to be performed on behalf of Wedge Net, none of our executive officers and directors is expected to receive any cash compensation for the foreseeable future. However, we anticipate that, at such time, if ever, as our financial position permits, Messrs. Walters and Brady and Ms. Walters and any other executive officers and/or directors of Wedge Net will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as executive officers of Wedge Net and may receive fees for their attendance at meetings of the Board of Directors. This assumes that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations. Further, we may pay consulting fees to unaffiliated persons who perform services for us, although we have no present plans to do so and no consulting fees have been paid as of the date of this prospectus.

     We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans and have no intention of implementing any of these plans for the foreseeable future. In the future, we may offer stock options to employees, non-employee members of the Board of Directors and consultants; however, no options have been granted as of the date of this prospectus. It is possible that in the future we may establish various executive incentive programs and other benefits, including reimbursement for expenses incurred in connection with Wedge Net's operations, company automobiles and life and health insurance, for our executive officers and directors, but none has yet been granted. The provisions of these plans and benefits will be at the discretion of our Board of Directors.

     Under California law and pursuant to our Articles of Incorporation, we may indemnify our officers and directors for various expenses and damages resulting from their acting in that capacity. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our officers or directors pursuant to those provisions, we have been informed by our counsel that, in the opinion of the U.S. Securities and Exchange Commission, the indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Compensation of Directors

     Our directors receive no compensation pursuant to any standard arrangement for their services as directors.

Employment Agreements

     We have no employment agreements with Mr. Gregory M. Walters, Mr. Donald R. Brady or Ms. Dana E. Walters, our officers and directors. We may enter into employment agreements with the foregoing and/or future executive officers of Wedge Net after the completion of this offering.

Indemnification

     Our Articles of Incorporation incorporate the provisions of the California Corporations Code providing for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in our best interests. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to us, California law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or persons controlling Wedge Net pursuant to the foregoing, we have been informed that, in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Conflicts of Interest

     Our executive officers and directors are presently employed by or otherwise associated with other companies involved in a range of business activities. Because of these and potential future associations, and because of the limited amount of time that all of our executive officers and directors are expected to devote to Wedge Net, there are existing and potential continuing conflicts of interest in their acting as our executive officers and directors. Because management will devote only a limited amount of time and effort to our business and affairs, conflicts of interest are likely to arise because of the simultaneous involvement of those persons in other business ventures. In addition, all of our executive officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with Wedge Net. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers and directors are involved in the management of any company that transacts business with us. Potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by our executive officers and directors in other business entities and in transactions with Wedge Net.

     In minutes, we have adopted a policy that any contracts or other transactions with directors, officers and entities of which they are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable to us, but that no such transactions by Wedge Net shall be affected or invalidated solely because of such relationship or interest of directors or officers. In addition, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that approves such a transaction. Our policy with respect to conflicts of interest involving directors, officers and their affiliates is consistent with California law regarding the fiduciary duty of such persons to a corporation and its shareholders when engaged in interested transactions with the corporation. Generally, subject to the "business judgment rule," pursuant to which courts hesitate to interfere with the internal management of a corporation provided a fairly minimal degree of care has been exercised by the management in carrying out its responsibilities, directors, officers, controlling shareholders and other affiliates of a corporation owe duties of care and loyalty to the corporation that override their own self-interests in dealings with the corporation. Transactions between Wedge Net and an affiliated party, if approved by a disinterested majority of the directors or by the shareholders, or if deemed to be fair to us, would be enforceable, valid obligations of Wedge Net.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the shares of common stock offered by this prospectus, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all directors and executive officers as a group. Mr. Gregory M. Walters, our sole shareholder, has sole voting and investment power with respect to the shares he beneficially owns.



Percent of Class

-------------------------------------------
                                            Shares
      After Offering
  Name and Address of                     Beneficially         Before
-------------------------
   Beneficial Owner                          Owned            Offering
Minimum           Maximum
----------------------------              ------------        --------
-------           -------
Gregory M. Walters                          2,800,000          73.7%
60.9%             50.9%
1706 Winding Ridge Trail

Knoxville, Tennessee  37922



Donald R. Brady                                   -0-           0.0%
 0.0%              0.0%
9278 Lake Murray Boulevard,

   Apartment D

San Diego, California  92119


                                       30


Dana E. Walters                                   -0-           0.0%
 0.0%              0.0%
11286 Crystal Oaks Way

San Diego, California  92131



All Directors and Executive

Officers of Wedge Net                       2,800,000          73.7%
60.9%             50.9%
as a Group (Three Persons)


     The information in the above table regarding the ownership of our common stock by each of the named individuals and group, as of the date of this prospectus and as adjusted to reflect the offering, is based upon 3,800,000 shares of our common stock issued and outstanding as of the date of this prospectus. Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters serve as our executive officers and members of our Board of Directors.


                              CERTAIN TRANSACTIONS

     Through the date of this prospectus, we paid Ms. Dana E. Walters, our Secretary/Treasurer and a director, an aggregate of $3,000 for administrative services performed by her on our behalf. On each of October 20, 1999, and July 25, 2000, Ms. Walters contributed the sum of $100 to Wedge Net for working capital. We paid a personal expense of $97 for Ms. Walters on December 18, 2000; which amount was repaid to us in January 2001. On December 28, 2000, Ms. Walters advanced us the sum of $500 for working capital. We repaid Ms. Walters for this cash advance in January 2001.

     On September 22, 1999, we issued and sold an aggregate of 2,800,000 shares of common stock to Mr. Gregory M. Walters, our President and Chairman of the Board of Directors, in consideration for his performance of services in connection with the organization of Wedge Net valued at $2,800.

     Mr. Walters provides us with office space, located at 1706 Winding Ridge Trail, Knoxville, Tennessee 37922, on a rent-free basis pursuant to a verbal agreement. The $200 per month value of the office space is included in our Financial Statements that commence on page F-1 as rent expense with a corresponding credit to contributed capital.

     Because of their present management positions with, organizational efforts on behalf of and percentage share ownership in, Wedge Net, Mr. and Ms. Walters and Mr. Donald R. Brady, the Vice President and a director of Wedge Net, may be deemed to be our "parents" and "promoters," as those terms are defined in the Securities Act of 1933 and the applicable Rules and Regulations thereunder. Because of the above-described relationships, transactions between and among Wedge Net and our executive officers, directors and principal shareholder, such as the sale of our common stock to Mr. Walters as described above, should not be considered the result of arm's-length negotiations.


                                PLAN OF OFFERING

     We are offering to the public 3,000,000 shares of common stock on a "$40,000 minimum - $150,000 maximum" basis at a purchase price of $.05 per share. Our executive officers and directors will conduct the offering as our agents pursuant to the exemption for an associated person of an issuer of securities deemed not to be a broker pursuant to Regulation ss.240.3a4-1 under the Securities Exchange Act of 1934. Mr. Gregory M. Walters, President and Chairman of the Board of Directors of Wedge Net, Mr. Donald R. Brady, our Vice President, and Ms. Dana E. Walters, our Secretary/Treasurer, are all expected to sell shares of common stock in the offering. These individuals will rely upon Rule 3a4-1 under the Securities Act of 1934 in connection with offers and sales of the shares of common stock. Rule 3a4-1 provides that an associated person of an issuer of securities shall not be deemed to be a broker solely by reason of his participation in the sale of the securities of the issuer if the person satisfies all of the conditions of the Rule. Each of Messrs. Walters and Brady and Ms. Walters satisfies the conditions of Rule 3a4-1, as follows:

     * None of these individuals will receive any compensation whatsoever in connection with his or her participation in the offering;

     * Neither Messrs. Walters or Brady or Ms. Walters is associated with a broker or dealer in any capacity; and

     * Each of these individuals meets all of the following conditions:

          * Each individual, being an executive officer and director of Wedge Net, primarily performs, and is intended primarily to perform at the end of the offering, substantial duties for and on behalf of Wedge Net otherwise than in connection with sales of shares of common stock in the offering;

          * Neither Messrs. Walters or Brady or Ms. Walters has been an associated person with a broker or dealer within the preceding twelve months; and


          * Neither Messrs. Walters or Brady nor Ms. Walters has participated in selling an offering of securities for any issuer more than once every twelve months.


     We will not use public solicitation or general advertising in connection with the offering. We anticipate that all of the purchasers of the common stock will have a pre-existing personal or business relationship with Wedge Net's executive officers and that many purchasers may be their family members or personal friends. Accordingly, Messrs. Walters and Brady and Ms. Walters will endeavor to sell the shares of common stock in face-to-face meetings and via telephone, written and other one-on-one forms of communication.

     This offering is a self-underwritten offering and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered by this prospectus will not be afforded the protections of certain of the NASD Conduct Rules applicable only to broker-dealers that are members of the NASD. The NASD Conduct Rules regulate activities such as communications with the public, transactions with customers, permissible commissions, the manner of distribution of securities and the maintenance of records, among other things.

     We will use our best efforts to find purchasers for the shares offered by this prospectus within a period of 90 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days. If we are unable to sell at least 800,000 shares of common stock within the offering period, then the offering will terminate and we will promptly refund all funds to the subscribers in full, without interest or deduction for expenses relating to the offering.


     We will promptly transmit all funds received during the offering period, pursuant to the terms of the fund escrow agreement dated August 1, 2000, to FirstBank of Littleton, N.A., 101 West County Line Road, Littleton, Colorado 80126. The funds maintained in escrow will not be subject to our creditors or expended for the expenses of this offering. The purchasers of common stock, if any, will be deemed subscribers for the shares of common stock, and not our shareholders, until such time as the funds have been released from escrow and the shares of common stock delivered to the purchasers of the common stock. The funds in escrow will be held for the benefit of those subscribers until released to the purchasers of shares of common stock; who will not receive stock certificates unless and until the funds are released from escrow. During the escrow period, subscribers will have no right to demand the return of their subscriptions. Purchases of securities by officers, directors or affiliates of Wedge Net will not be counted towards reaching the minimum number of securities to be sold to break escrow.


     After 800,000 shares of common stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 3,000,000 shares of common stock offered are sold, until ninety days (or 180 days if the offering period is extended) from the date of this prospectus or until we terminate the offering, whichever event shall occur first. There are no arrangements for the refund of the proceeds that may be received from the sale of any shares of common stock in addition to the first 800,000 shares sold. We may terminate the offering at any time prior to the closing if the sale, payment for or delivery of the common stock is rendered impractical or inadvisable for any reason.


                            DESCRIPTION OF SECURITIES

Description of Capital Stock

     Our authorized capital stock consists of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. There are presently five shareholders of record of our 3,800,000 outstanding shares of common stock. We do not have any shares of preferred stock outstanding at this time.

Description of Common Stock

     All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Wedge Net, each shareholder is entitled to receive a proportionate share of the our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the Preferred Stock. All shares of our common stock issued and outstanding are fully-paid and nonassessable and the shares offered pursuant to this prospectus, when issued, will be fully-paid and nonassessable.

     Dividend Policy. Holders of shares of common stock are entitled to share
     ---------------
pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefore. Dividends on the commons tock will only be declared after requirements with respect to preferential dividends on, and other matters relating to, the Preferred Stock, if any, have been met. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and our financial condition.

Description of Preferred Stock

     The Board of Directors may issue shares of preferred stock from time to time in one or more series as it may determine. The Board of Directors shall establish the voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of the preferred stock, except that no holder of preferred stock shall have preemptive rights. We have no shares of preferred stock outstanding, and the Board of Directors has no plan to issue any shares of preferred stock for the foreseeable future unless the issuance of the preferred stock shall be in our best interests. The issuance of any shares of preferred stock having rights superior to those of our common stock may result in a decrease in the value or market price of our common stock, provided a market exists, and, additionally, could be used by the Board of Directors as an anti-takeover measure or device to delay, defer or prevent a change in control of Wedge Net.

Transfer Agent

     First American Stock Transfer, Inc., 610 East Bell Road, Suite #2-155, Phoenix, Arizona 85022, is the transfer agent and registrar for our common stock.


                                  LEGAL MATTERS

     Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203, will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.


                                     EXPERTS

     Cordovano and Harvey, P.C., independent certified public accountants, has audited the Financial Statements of Wedge Net, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                       Page
                                                                      -------

Independent auditors' report ........................................   F-2

Balance sheets, December 31, 2000 and April 30, 2001 (unaudited) ....   F-3

Statements of operations, for the year ended December 31, 2000, for the four months ended April 30, 2001 (unaudited) and 2000 (unaudited), and from September 21, 1999 (inception) through
     April 30, 2001 (unaudited) .....................................   F-4

Statement of shareholder's equity, September 21, 1999 (inception)
     through April 30, 2001 (unaudited) .............................   F-5

Statements of cash flows, for the year ended December 31, 2000, for the four months ended April 30, 2001 (unaudited) and 2000 (unaudited), and from September 21, 1999 (inception) through
     April 30, 2001 (unaudited) .....................................   F-6

Summary of significant accounting policies ..........................   F-7

Notes to financial statements .......................................   F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Wedge Net Experts, Inc.


We have audited the balance sheet of Wedge Net Experts, Inc. (a development stage company) as of December 31, 2000, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wedge Net Experts, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies, the Company has a limited operating history and has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Summary of Significant Accounting Policies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
January 12, 2001


                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                                 Balance Sheets


    December 31,     April 30,

        2000           2001

    ------------    -----------

                    (Unaudited)
ASSETS
Current assets:
     Cash
 ..........................................................................   $
11,400        $  5,913
     Due from officer (Note B)
 .....................................................         97               -
     Prepaid expenses
 ..............................................................          -
     600

      --------        --------
                                                                Total current
assets     11,497           6,513


Equipment, less accumulated depreciation of $1,455

     and $2,828 (unaudited), respectively
 ..........................................     10,903           9,530

      --------        --------



      $ 22,400        $ 16,043

      ========        ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

     Accounts payable
 ..............................................................        $ -
$    689
     Accrued liabilities
 ...........................................................      2,000
1,200
     Due to officer (Note B)
 .......................................................        500
-

      --------        --------
                                                           Total current
liabilities      2,500           1,889

      --------        --------


Shareholders' equity (Note B, C & D):

     Preferred stock, $.001 par value, 10,000,000 shares authorized;

        -0- and -0- (unaudited) shares issued and outstanding, respectively
 ........          -               -
     Common stock, $.001 par value; 50,000,000 shares authorized;

        3,800,000 and 3,800,000 (unaudited) shares issued and outstanding,

        respectively
 ...............................................................      3,800
    3,800
     Additional paid-in capital
 ....................................................     52,750          53,550
     Deferred offering costs
 .......................................................    (16,769)
(17,969)
     Deficit accumulated during development stage
 ..................................    (19,881)        (25,227)

      --------        --------
                                                          Total shareholders'
equity     19,900          14,154

      --------        --------



      $ 22,400        $ 16,043

      ========        ========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.


                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                            Statements of Operations




                     September 21,

                         1999
                                                     For the           For the
Four Months Ended      (Inception)
                                                    Year Ended
April 30,                Through
                                                    December 31,
-----------------------------     April 30,
                                                       2000             2001
         2000            2001
                                                     ---------        ----------
      ---------        --------
                                                                    (Unaudited)
     (Unaudited)      (Unaudited)


Sales                                                $      90        $   1,335
      $       -        $  1,425
                                                     ---------        ----------
      ---------        --------


Operating expenses:

     Compensation ...............................        3,000              500
              -   --      3,500
     Contract labor .............................        2,250            1,172
            750           3,422
     Stock-based compensation (Note B):

         Organization services ..................            -                -
              -           2,800
     Rent (Note B) ..............................        2,400              800
            800     --    3,800
     Office .....................................        2,881              713
             83           3,594
     Travel .....................................        2,098              624
              -           2,722
     Internet services ..........................        1,095            1,200
              -           2,295
     Depreciation ...............................        1,455            1,373
             23           2,828
     Other ......................................          657              299
             83           1,141
                                                     ---------        ----------
      ---------        --------
                         Total operating expenses       15,836            6,681
          1,739          26,102
                                                     ---------        ----------
      ---------        --------
                                   Operating loss      (15,746)          (5,346)
         (1,739)        (24,677)


Interest expense (Note C) .......................         (542)               -
           (100)           (550)
                                                     ---------        ----------
      ---------        --------
                         Loss before income taxes      (16,288)          (5,346)
         (1,839)        (25,227)


Income taxes (Note E) ...........................            -                -
              -               -
                                                     ---------        ----------
      ---------        --------


                                         Net loss    $ (16,288)       $  (5,346)
      $  (1,839)       $(25,227)
                                                     =========        ==========
      =========        ========




Basic and diluted loss per common share..........    $       *        $       *
      $       *
                                                     =========        ==========
      =========


Basic and diluted weighted average

     common shares outstanding                       3,216,667        3,800,000
      2,800,000
                                                     =========        ==========
      =========

     *   Less than $.01 per share


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                        Statement of Shareholders' Equity

       September 21, 1999 (Inception) through April 30, 2001 (Unaudited)




                             Accumulated

     Additional   Deferred   During
                                               Preferred Stock       Common
Stock     Paid-in      Offering   Development
                                             Shares  Par Value  Shares     Par
Value  Capital      Costs      Stage        Total
                                             ------  ---------  ---------
---------  ----------   --------   -----------  --------

Balance, September 21, 1999 (inception)....       -  $       -          -  $
  -  $        -   $      -   $       -    $      -
September 22, 1999, shares issued to officer
   in exchange for services related to the
   organization of the Company
   ($.001/share) (Note B)..................       -          -  2,800,000
2,800           -          -           -       2,800
October 20, 1999, capital contribution
   by officer (Note B).....................       -          -          -
  -         100          -           -         100
Office space contributed by
   officer (Note B)........................       -          -          -
  -         600          -           -         600
Net loss for the period from September 21,
   1999 (inception) through December 31,
   1999....................................       -          -          -
  -           -          -      (3,593)     (3,593)
                                             ------  ---------  ---------
---------  ----------   --------   -----------  --------
                   BALANCE, DECEMBER 31, 1999     -          -  2,800,000
2,800         700          -      (3,593)        (93)

June 20, 2000, offering costs incurred.....       -          -          -
  -           -    (16,769)          -     (16,769)
July 25, 2000, capital contribution by
   officer (Note B)........................       -          -          -
  -         100          -           -         100
August 2, 2000, stock issued in exchange for
   debt and related accrued interest,
   $.05055/share (Note C)..................       -          -  1,000,000
1,000      49,550          -           -      50,550
Office space contributed by officer
   (Note B)................................       -          -          -
  -       2,400          -           -       2,400
Net loss for the year ended
   December 31, 2000.......................       -          -          -
  -           -          -     (16,288)    (16,288)
                                             ------  ---------  ---------
---------  ----------   --------   -----------  --------
                 BALANCE, DECEMBER 31, 2000       -          -  3,800,000
3,800      52,750    (16,769)    (19,881)     19,900

April 30, 2001, offering costs incurred           -          -          -
  -           -     (1,200)          -      (1,200)
Office space contributed by officer
   (Note B) (unaudited)                           -          -          -
  -         800          -           -         800
Net loss for the four months ended
   April 30, 2001 (unaudited)                     -          -          -
  -           -          -      (5,346)     (5,346)
                                             ------  ---------  ---------
---------  ----------   --------   -----------  --------
        BALANCE, APRIL 30, 2001 (unaudited)       -  $       -  3,800,000  $
3,800  $   53,550   $(17,969)  $ (25,227)   $ 14,154
                                             ======  =========  =========
=========  ==========   ========   ===========  ========

               See accompanying summary of significant accounting
                 policies and notes to the financial statements.


                    WEDGE NET EXPERTS, INC.
                 (A Development Stage Company)

                    Statements of Cash Flows


                                    September 21,

                                        1999
                                                                    For the
     For the Four Months Ended      (Inception)
                                                                   Year Ended
             April 30,                Through
                                                                   December 31,
  ----------------------------       April 30,
                                                                      2000
      2001              2000            2001
                                                                   ------------
  ------------       ---------      ------------

  (Unaudited)       (Unaudited)      (Unaudited)


Cash flows from operating activities:
     Net loss ..................................................   $  (16,288)
  $ (5,346)          $ (1,839)      $(25,227)
     Transactions not requiring cash:

        Depreciation ...........................................        1,455
     1,373                 23          2,828
        Common stock issued to officer in exchange

           for services (Note B) ...............................            -
         -                  -          2,800
        Common stock issued as payment for accrued

           interest (Note C) ...................................          550
         -                  -            550
        Office space contributed by the officer (Note B) .......        2,400
       800                800          3,800
        Changes in operating liabilities:

           (Increase) decrease in receivables ..................          (97)
        97                  -              -
           (Increase) in prepaid expenses ......................            -
      (600)                 -           (600)
           Increase (decrease) in accounts payable,

              accrued liabilities and due to officer ...........        2,089
      (208)               100          1,889
                                                                   ------------
  ------------       ---------      ------------
                           Net cash used in operating activities       (9,891)
    (3,884)              (916)       (13,960)
                                                                   ------------
  ------------       ---------      ------------


Cash flows from investing activities:

     Equipment purchases .......................................      (12,358)
         -               (820)       (12,358)
                                                                   ------------
  ------------       ---------      ------------
                           Net cash used in investing activities      (12,358)
         -               (820)       (12,358)
                                                                   ------------
  ------------       ---------      ------------


Cash flows from financing activities:

     Proceeds from notes payable (Note C) ......................       45,000
         -                  -         50,000
     Capital contribution by President (Note B) ................          100
         -                  -            200
     Advances received from officer (Note B) ...................          500
         -                  -            500
     Advances repaid to officer (Note B) .......................            -
      (500)                 -           (500)
     Advances paid to officer (Note B) .........................          (97)
         -                  -            (97)
     Advances repaid by officer (Note B) .......................            -
        97                  -             97
     Payments for offering costs ...............................      (16,769)
    (1,200)                 -        (17,969)
                                                                   ------------
  ------------       ---------      ------------
            Net cash provided by (used in) financing activities        28,734
    (1,603)                 -         32,231
                                                                   ------------
  ------------       ---------      ------------


Change in cash .................................................        6,485
    (5,487)            (1,736)         5,913
Cash, beginning of period ......................................        4,915
    11,400              4,915              -
                                                                   ------------
  ------------       ---------      ------------
                                            Cash, end of period    $   11,400
  $  5,913           $  3,179       $  5,913
                                                                   ============
  ============       =========      ============


Supplemental disclosure of cash flow information:

     Cash paid during the period for:

        Interest ...............................................   $        -
  $      -           $       -      $      -
                                                                   ============
  ============       =========      ============
        Income taxes ...........................................   $        -
  $      -           $       -      $      -
                                                                   ============
  ============       =========      ============
     Non-cash financing activity:

        Common stock issued in exchange for debt (Note C) ......   $   50,000
   $     -           $       -      $ 50,000
                                                                   ============
  ============       =========      ============


               See accompanying summary of significant accounting
                 policies and notes to the financial statements.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   Summary of Significant Accounting Policies

Development stage company

Wedge Net Experts, Inc. (the "Company") is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises".

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2000 or April 30, 2001 (unaudited).

Equipment and depreciation

Equipment is recorded at cost. When capital assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized, is reflected in the statement of operations.

Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

Deferred offering costs

The Company incurred legal and accounting fees related to the preparation of a registration statement on Form SB-2 during the periods presented. The Company is offering a maximum of 3,000,000 shares of its $.001 par value common stock for sale at $.05 per share in the Form SB-2 (see Note D). Costs associated with the Form SB-2 will be deducted from the gross proceeds received at the conclusion of the offering. Should the offering not be successful, deferred costs associated with the offering will be charged to operations at that time.

Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings per share has been computed on the weighted average of common shares outstanding. Diluted loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. The Company had no common stock equivalents outstanding at December 31, 2000 or April 30, 2001 (unaudited); therefore, there is no variance between the basic and diluted loss per share.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   Summary of Significant Accounting Policies

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Revenue recognition

The Company recognizes revenue when services are performed and, in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition," once all of the following are met:

a)       Persuasive evidence of an arrangement exists;
b)       Delivery has occurred;
c)       The buyer's purchase price is fixed; and
d)       Collectibility is reasonably assured.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximate carrying value. The carrying amounts of cash, receivables, accounts payable, and other current liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   Summary of Significant Accounting Policies

Unaudited financial statements

The financial statements presented as of April 30,2001, and for the four months ended April 30, 2001 and 2000, and from September 21, 1999 (inception) through April 30, 2001 are unaudited.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented have been made. The results of operations for the four months ended April 30, 2001 is not necessarily indicative of the results to be expected for the year.

Basis of presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with a limited operating history and net losses of $19,881 and $25,227 (unaudited) from September 21, 1999 (inception) through December 31, 2000 and from September 21, 1999 (inception) through April 30, 2001, respectively. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company's management intends to seek additional funding through an equity offering during 2001 to help fund the Company's operation as it expands. Please refer to Note D for details.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

NOTE A:  BACKGROUND

The Company was incorporated under the laws of California on September 21, 1999. The principal activities since inception have been organizational matters, the issuance of shares of its $.0001 par value common stock, the issuance and conversion of convertible debt instruments, and the development of internal-use software. The Company was formed to provide expert-consulting services for Internet infrastructure problems and product development.

NOTE B:  RELATED PARTY TRANSACTIONS

Contributed rent

An officer provided office space to the Company at no charge for all periods presented. The office space was valued at $200 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital. Rent expense for the year ended December 31, 2000, the four months ended April 30, 2001 and 2000, and the period from September 21, 1999 (inception) through April 30, 2001 totaled $2,400, $800 (unaudited), $800 (unaudited), and $3,800 (unaudited).

Common stock issuance

On September 22, 1999, the Board of Directors approved the issuance of 2,800,000 shares of the Company's $.001 par value restricted common stock to an officer of the Company in exchange for services related to the organization of the Company. The services were rendered by a related party and could not be objectively measured. The transaction was recorded at a nominal value of $2,800, as there was no market price for the Company's common stock at the date of issuance. The Company recognized $2,800 of stock-based compensation expense in the accompanying financial statements for the period ended December 31, 1999. These shares are "restricted securities" and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

Officer advances and contributions

On December 28, 2000, an officer advanced $500 to the Company for working capital. The $500 advance was repaid in January of 2001.

On December 18, 2000, the Company paid a personal expense of $97 on behalf of an officer. The $97 was repaid to the Company in January of 2001.

On July 25, 2000, an officer contributed $100 to the Company for working capital.

On October 20, 1999, an officer contributed $100 to the Company for working capital.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE C:  NOTES PAYABLE

During the period from September 21, 1999 (inception) through July 25, 2000, the Company issued $50,000 of debt instruments that were convertible to common stock at the rate of $.05 per share. On August 2, 2000, the Company converted all $50,000 of principal and $550 of related accrued interest expense into one million shares of the Company's $.001 par value common stock. Following is a summary of the promissory notes that were converted to common stock:


Number of Common
                                                     Accrued Interest
Shares Issued as
         Date of           Interest      Note         Expense Through
Payment for Principal      Conversion
     Promissory Note         Rate       Amount        August 2, 2000         and
Related Interest          Rate
-------------------------- ---------- ------------ ----------------------
-------------------------- ---------------
December 21, 1999            6.00%        $ 5,000  $                 183
            100,000    $.05/share
May 30, 2000                 8.00%         10,000                    133
            200,000    $.05/share
June 22, 2000                8.00%         25,000                    217
            500,000    $.05/share
July 25, 2000                8.00%         10,000                     17
            200,000    $.05/share
                                      ------------ ----------------------
--------------------------
                                          $50,000  $                 550
          1,000,000
                                      ============ ======================
==========================

Interest expense totaled $542, $-0- (unaudited), $100 (unaudited), and $550 (unaudited) for the year ended December 31, 2000, the four months ended April 30, 2001 and 2000, and from September 21, 1999 (inception) through April 30, 2001, respectively.

NOTE D:  SHAREHOLDERS' EQUITY

The Board of Directors is authorized to fix the number of shares of any series of preferred shares and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted or imposed upon any wholly issued series of preferred shares. No preferred shares were issued and outstanding as of December 31, 2000 or April 30, 2001 (unaudited).

During 2001, the Company anticipates filing a registration statement with the SEC on Form SB-2. The Form SB-2 will offer for sale a minimum of 800,000 and a maximum of 3,000,000 shares of its $.001 par value common stock at $.05 per share. The Company plans to raise $40,000 minimum and $150,000 maximum. Management plans to conduct the offering through its executive officers and directors.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE E:  INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                        December 31,         April 30,
                                           2000                 2001
                                        ------------        -------------
                                                            (Unaudited)
U.S. federal statutory graduated rate     15.00%               15.00%
State income tax rate,
   net of federal benefit                  5.10%                5.10%
Contributed rent                          -2.96%               -3.45%
Net operating loss for which no tax
   benefit is currently available        -17.14%              -16.65%
                                        ---------             ---------
                                           0.00%              0.00%
                                        =========             =========

At December 31, 2000, deferred taxes consisted of a net tax asset of $3,600, due to operating loss carryforwards of $19,881, which was fully allowed for, in the valuation allowance of $3,600. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2000 and from September 21, 1999 (inception) through December 31, 1999 were $2,791 and $809, respectively. Net operating loss carryforwards will expire through 2020.

At April 30, 2001, deferred taxes consisted of a net tax asset of $4,375 (unaudited), due to operating loss carryforwards of $24,538 (unaudited), which was fully allowed for, in the valuation allowance of $4,375 (unaudited). The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the four months ended April 30, 2001 totaled $775 (unaudited).

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

                     (OUTSIDE BACK COVER PAGE OF PROSPECTUS)

                   TABLE OF CONTENTS                               WEDGE NET
                                                                   EXPERTS, INC.

Item                                                    Page

PROSPECTUS SUMMARY...................................      2
  The Company........................................      2
  The Offering.......................................      2    3,000,000 Shares
  Selected Financial Information.....................      2    of Common Stock
                                                                ----------------
RISK FACTORS.........................................      3

Risk Factors Related to Our Business.................      3
  We are a development-stage company
with limited prior business operations
and we may not be able to establish
ourselves as a going concern.........................      3
  We have realized very limited revenue
and no earnings, and we may not be able
to achieve profitable operations in
in the future .......................................      3
  Our business concept is unproven and,
as a result, we may experience
difficulties that could delay or
prevent our success..................................      4
  We expect significant increases in our costs
and expenses to result in continuing losses
for at least the next year, which, in turn,
may cause a dramatic change in our business
plan or the sale, merger or bankruptcy of
our business.........................................      5
  We have limited assets and working capital
and minimal shareholders' equity and, if our
financial condition does not improve, we
will cease operations and our shareholders
will lose their entire investment....................      5
  We may not succeed in establishing the
wedge net brand, which would adversely
affect customer acceptance and our
revenues.............................................      5
  Our computer/Internet consulting,
informational and technical support services
are not yet available online and we have a
provider network of only a limited number of
consultants; thus limiting us to the provision
of person-to-person consulting and technical
assistance to a small number of customers
until we receive funding from this offering
and/or other sources and, in turn,  hindering
us from  implementing  our business  plan and
realizing significant revenue and profits............      6

  We depend on our ability to build and
maintain relationships with a provider
network of expert consultants at acceptable
compensatory rates and, if we fail to build
and maintain these relationships, our
reputation, the Wedge Net brand and the
results of our operations may be harmed..............      6
  Because our executive officers and directors
are our only three employees, devote 50% or
less of their time to our business and are
not bound by employment agreements, we may
not be able to achieve profitability or
maintain our operations with the limited
time commitment of these individuals and
we may realize serious harm if Messrs.
Gregory M. Walters or Donald R. Brady
leave................................................      7
  We must enter into strategic relationships
to help promote our web site and, if we
fail to develop, maintain or enhance
these relationships, we may not be able
to attract and retain customers, build
our Wedge Net brand and enhance our sales
and marketing capabilities...........................      7
  Our executive officers and directors
Have conflicts of interest as a result of
their positions with other companies
and non-arm's length transactions with
Wedge Net that may have a negative impact
on our operations and prospective
shareholders.........................................      7
  Governmental regulation of the Internet
and data transmission over the Internet
may negatively affect our customers and
result in a decrease in demand
for our services, which would cause a
decline in our sales.................................      8

Risk Factors Related to This Offering................      8
  There is no public market for our
common stock and, if a public market fails to
develop or be sustained, then investors may be
unable to sell, and therefore lose their
investments in, the shares of common stock...........      8
  The proceeds of this offering may be
inadequate to sustain our continued
operation............................................      8
  A total of 3,000,000 shares, or 44.1%, of
our total outstanding shares after the
offering will be immediately resaleable
without restriction and a total of
3,800,000 shares, or 55.9%, of our total
outstanding shares after the offering are
restricted from immediate resale, but
may be sold into the market pursuant to
Rule 144; which sales may depress our
stock price..........................................      9

  There is no guarantee that we will
be able to raise the necessary funds in
this offering or that additional funds
will be available to us when we need them
and, if financing is unavailable, we
may need to dramatically change our
business plan, sell or merge our business
or face bankruptcy...................................      9


DETERMINATION OF OFFERING
  PRICE..............................................      9

ADDITIONAL INFORMATION...............................      9

DILUTION.............................................     10

USE OF PROCEEDS......................................     11

BUSINESS.............................................     12
  General............................................     12
  Proposed Services..................................     13
  Marketing..........................................     15
  Competition........................................     16
  Government Regulation..............................     18
  Risks Related to Internet Commerce.................     18
  Intellectual Property Rights.......................     19
  Employees and Consultants..........................     20
  Facilities.........................................     21
  Legal Proceedings..................................     21

PLAN OF OPERATION....................................     21
  General............................................     21
  Plan of Operation..................................     22
  Milestones.........................................     23
  Results of Operations..............................     24
  Financial Condition, Liquidity and
    Capital Resources................................     24
  Inflation..........................................     25
  Seasonality........................................     25

MANAGEMENT...........................................     25
  Executive Officers and Directors...................     25
  General............................................     26
  Family Relationships...............................     26
  Business Experience................................     26
  Executive Compensation.............................     27
  Compensation of Directors..........................     29
  Employment Agreements..............................     29
  Indemnification....................................     29
  Conflicts of Interest..............................     29

PRINCIPAL SHAREHOLDERS...............................     30

CERTAIN TRANSACTIONS.................................     31

PLAN OF OFFERING.....................................     31

DESCRIPTION OF SECURITIES............................     33
  Description of Capital Stock.......................     33  __________________
  Description of Common Stock........................     33
  Description of Preferred Stock.....................     33      PROSPECTUS
  Transfer Agent.....................................     34  __________________

LEGAL MATTERS........................................     34

EXPERTS..............................................     34

FINANCIAL STATEMENTS.................................     F-1


Until __________ __, 2001 (90 days after the date this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Paragraph fifth of our Articles of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, director or in other capacities, except in relation to matters with respect to which such persons shall be determined to not have acted in good faith and in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling Wedge Net pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Our Articles of Incorporation provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to Wedge Net and our shareholders as permitted by California law; and (ii) permit the indemnification by Wedge Net to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of Wedge Net as to which indemnification is being sought.

     Section 317 of the California Corporations Code provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

     "(a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

     No indemnification shall be made under this subdivision for any of the following:

          (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of the person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses and then only to the extent that the court shall determine.

          (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

          (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

     (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

          (l) A majority vote of a quorum consisting of directors who are not parties to such proceedings.

          (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

          (3) Approval of the shareholders (Section 153) with the shares owned by the person to be indemnified not being entitled to vote thereon.

          (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

     (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subsection (a) of Section 315 do not apply to advances made pursuant to this subdivision.

     (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by
Section 317" or "to the fullest extent permissible under California Law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph
(11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

     (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstances where it appears:

          (1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

          (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of Wedge Net issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) Wedge Net issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization,
(B) Wedge Net issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and the purchaser of the policy on one hand, and some unaffiliated person or persons, on the other, such as by providing for mopre than one affiliated owner of Wedge Net issuing the policy on by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

     (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) or Section 207."

Item 25.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

     The following is an itemized statement of the expenses incurred in connection with this registration statement and the issuance and distribution of the shares of common stock being registered under this registration statement. All such expenses will be paid by Wedge Net.

Securities and Exchange Commission registration fee...............     $     100
NASD fee..........................................................           509
Legal fees and expenses...........................................        15,500
Accounting fees and expenses......................................         2,250
Blue sky fees and expenses........................................           500
Transfer agent fees and expenses..................................           500
Printing, electronic filing and engraving expenses................           500
Miscellaneous expenses............................................           191
                                                                       ---------
TOTAL   ..........................................................       $20,050

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.


Item 26.  Recent Sales of Unregistered Securities.

     Since September 19, 1999, the date of our inception, we have sold securities in transactions summarized in the following subsections (a) and (b). The transactions described in subsection (b) represent shares of common stock issued upon the conversion on August 2, 2000, at a price of $.05 per share, of four convertible promissory notes aggregating $50,000 in principal amount issued and sold in a private offering.


(a)


           Number of Shares
    Purchaser                Date of Sale                 Consideration
         of Common stock Sold
------------------           ------------           -------------------------
         --------------------

Gregory M. Walters             9/19/99              Services valued at $2,800
              2,800,000


(b)


           Number of Shares
    Purchaser                Date of Sale                Consideration
         of Common stock Sold
------------------           ------------           -------------------------
         --------------------

Sean Nevett                     7/8/00*                    $25,000
                500,000


Casimer Zaremba                7/25/00*                    $10,000
                200,000


Hurlock, Inc.                  5/30/00*                    $10,000
                200,000


Ray W. Grimm, Jr.             12/21/99*                    $ 5,000
                100,000
------------------


     * Date of the promissory note converted on August 2, 2000, into shares of common stock at a price of $.05 per share.

     With respect to the sale described in subsection (a), we relied upon
Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Securities Act of 1933. As the President and Chairman of the Board of Directors of Wedge Net, Mr. Walters had access to information enabling him to evaluate the merits and risks of the transaction on the date of sale.

     With  respect to the sales  described  in  subsection  (b),  we relied upon
Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Securities Act of 1933. We did not use public solicitation or general advertising in connection with the offering. All of the purchasers of the securities had a pre-existing personal or business relationship with the executive officers of Wedge Net. All of the investors had enough knowledge and experience in finance and business matters to evaluate the risks and merits of their investment. The company made the determination that each purchaser was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the investment. Additionally, each of these persons had access to the kind of information normally provided in a prospectus. Each purchaser represented in writing that he or it acquired the securities for investment for his or its own account and not with a view to distribution. Stop transfer instructions have been issued to Wedge Net's transfer agent with respect to the securities, and the transfer agent has been instructed to issue the certificates representing the securities bearing a restrictive investment legend. Each purchaser signed a written agreement stating that the securities will not be sold except by registration under the Securities Act of 1933 or pursuant to an exemption from registration.

     With respect to the conversion on August 2, 2000, of the promissory notes described in subsection (b) into common stock, we relied upon Section 4(2) of the Securities Act of 1933 for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Securities Act of 1933. All of the holders of the promissory notes had a pre-existing personal or business relationship with Wedge Net's executive officers. Each said person had enough knowledge and experience in finance and business matters to evaluate the risks and merits of the conversion of his promissory note into common stock. The company made the determination that each note holder was a sophisticated investor with enough knowledge and experience in business to evaluate the risks and merits of the conversion of his promissory note into common stock. Additionally, each of these persons had access to the kind of information normally provided in a prospectus. Each purchaser represented in writing that he or it received the common stock upon conversion of the promissory note for investment for his or its own account and not with a view to distribution. Stop transfer instructions have been issued to Wedge Net's transfer agent with respect to the shares of common stock issued upon conversion of the promissory notes, and the transfer agent has been instructed to issue the certificates bearing a restrictive investment legend. Each purchaser signed a written agreement stating that the common stock received upon conversion of his promissory note will not be sold except by registration under the Securities Act of 1933 or pursuant to an exemption from registration.

Item 27.  Exhibits.

The following Exhibits are filed as part of this Registration Statement on Form SB-2.


   Item
  Number                              Description
-----------      ------------------------------------------------------------

     (3.1) Articles of Incorporation of Wedge Net Experts, Inc., filed September 21, 1999.

     (3.2)       By-Laws of Wedge Net Experts, Inc.

     (4)         Form of stock certificate.

     (5)*        Opinion and Consent of Cudd & Associates.

    (10)         Fund Escrow Agreement

    (23.1)*      Consent of Cordovano and Harvey, P.C., independent auditors.

    (23.2)*      Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

         *Filed herewith.



Item 28.  Undertakings.

     (a) The undersigned small business issuer will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on July 30, 2001.

                                      WEDGE NET EXPERTS, INC.
                                           (Registrant)


                                      By:  /s/ Gregory M. Walters
                                           ----------------------------------
                                           Gregory  M.  Walters,   President,
                                           Chief  Executive  Officer  and
                                           Chairman of the Board Directors



     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


Date:  July 30, 2001                  /s/ Gregory M. Walters
                                      ------------------------------------------
                                      Gregory M. Walters, President, Chief
                                      Executive  Officer and Chairman of
                                      the Board Directors


Date:  July 30, 2001                  /s/ Gregory M. Walters
                                      ------------------------------------------
                                      Gregory M. Walters, Attorney-in-Fact for
                                      Donald S. Brady, Vice President
                                      and Director


Date:  July 30, 2001                  /s/ Dana E. Walters
                                      ------------------------------------------
                                      Dana E. Walters, Secretary/Treasurer and
                                      Director (Principal Financial and
                                      Accounting Officer)

                                  EXHIBIT INDEX

   Item
  Number                              Description
-----------      ------------------------------------------------------------

     (3.1) Articles of Incorporation of Wedge Net Experts, Inc., filed September 21, 1999.

     (3.2)       By-Laws of Wedge Net Experts, Inc.

     (4)         Form of stock certificate.

     (5)*        Opinion and Consent of Cudd & Associates.

    (10)         Fund Escrow Agreement

    (23.1)*      Consent of Cordovano and Harvey, P.C., independent auditors.

    (23.2)*      Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

         *Filed herewith.